EXHIBIT 10.1

LOAN AGREEMENT

term loan

(Euros)

This LOAN AGREEMENT (this "Agreement") dated November 30, 2016 (the "Effective Date"), between (a) SILICON VALLEY BANK, a California corporation, with its principal place of business at 3003 Tasman Drive, Santa Clara, California 95054 ("Bank") and (b) AFFIMED GMBH a limited liability company incorporated under the laws of Germany registered with the Commercial Register of the local court of Mannheim under registration number HRB 721206 and whose registered office is at Im Neuenheimer Feld 582, 69120, Heidelberg ("Borrower") provides the terms on which Bank shall extend credit to Borrower and Borrower shall repay Bank. The parties agree as follows:

1       ACCOUNTING AND OTHER TERMS

1.1       Accounting Terms. Accounting terms not defined in this Agreement shall be construed following GAAP. Calculations and determinations must be made following GAAP; provided that if at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either Borrower or Bank shall so request, Borrower and Bank shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP; provided, further, that, until so amended, (a) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (b) Borrower shall provide Bank financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. Notwithstanding the foregoing, all financial calculations (whether for pricing, covenants, or otherwise) shall be made on a consolidated basis. The term “financial statements” includes the notes and schedules.

1.2       Definitions and interpretation. Capitalised terms not otherwise defined in this Agreement shall have the meanings set out in Clause 13 (Definitions) and the principles of interpretation set out in Clause 13 (Definitions) shall apply to this Agreement.

2       LOAN AND TERMS OF PAYMENT

2.1       Term Loan.

(a)       Availability. Bank shall make one (1) term loan facility available to Borrower in an amount up to the Term Loan Amount in Euros subject to the satisfaction of the terms and conditions of this Agreement in up to two tranches as follows:

(i)       tranche 1 ("Tranche 1") is an amount up to the Tranche 1 Term Loan Amount, available for drawdown on any Business Day during the Tranche 1 Availability Period; and

(ii)       tranche 2 ("Tranche 2") is either:

(A) an amount up to the Tranche 2a Term Loan Amount (if the Tranche 2a Conditions are satisfied and the Borrower has elected to draw down Tranche 2a); or

(B) an amount up to the Tranche 2b Term Loan Amount (if the Tranche 2b Conditions are satisfied and the Borrower has elected to draw down Tranche 2b),

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available for drawdown on any Business Day during the Tranche 2 Availability Period, provided that, for avoidance of doubt, the Borrower shall only be permitted to draw down either Tranche 2a or Tranche 2b and following such drawdown, whichever of Tranche 2a or Tranche 2b has not been drawn shall be immediately cancelled.

(b)       Repayment.

(i)       Repayment of Tranche 1: Borrower shall repay Tranche 1 as follows:

(A)       where the Borrower has drawn down under Tranche 2a, in thirty (30) equal instalments of €166,666.67 principal. Beginning on 1 December 2017, each such instalment shall be payable on the last Business Day of each month, with the first instalment to be made on Friday, 29 December 2017; or

(B)       where the Borrower has drawn down under Tranche 2b, in thirty-three (33) equal instalments of €151,515.15 principal. Beginning on 1 March 2018, each such instalment shall be payable on the last Business Day of each month, with the first instalment to be made on Friday, 30 March 2018; or

(C)       in thirty-six (36) equal instalments of €138,888.89 principal. Beginning on 1 June 2017, each such instalment shall be payable on the last Business Day of each month, with the first instalment to be made on Friday, 30 June 2017.

(ii)       Repayment of Tranche 2: Borrower shall repay Tranche 2 either:

(A)       where the Borrower has drawn down under Tranche 2a, in thirty (30) equal instalments of €166,666.67 principal (the "Tranche 2a Term Loan Payment") beginning on 1 December 2017 and shall be payable on the last Business Day of each month with the first Tranche 2a Term Loan Payment to be made on Friday, 29 December 2017; or

(B)       where the Borrower has drawn down under Tranche 2b, in thirty-three (33) equal instalments of €75,757.58 principal (the "Tranche 2b Term Loan Payment") beginning on 1 March 2018 and shall be payable on the first Business Day of each month with the first Tranche 2b Term Loan Payment to be made on Friday, 30 March 2018.

(iii)       Borrower shall repay all principal, interest, and other amounts outstanding under this Agreement in full together with the Final Payment Fee on the Term Loan Maturity Date.

(c)       Purpose. Borrower shall apply amounts borrowed by it under the Facility towards its general corporate purposes.

(d)       Final Payment. On the Term Loan Maturity Date, Borrower shall pay, in addition to the outstanding principal, accrued and unpaid interest, and all other amounts due on such date with respect to the Term Loan, an amount equal to the Final Payment Fee.

(e)       Mandatory Prepayment Upon Change in Control. If a Change in Control occurs:

(i)       the Borrower shall promptly notify Bank upon becoming aware of that Change in Control;

(ii)       Bank shall not be obliged to fund a Credit Extension; and

(iii)       if Bank so requires, within 14 days of Borrower notifying Bank of the Change in Control, cancel the Facilities made available under this Agreement and declare all outstanding Term Loans to be due and payable together with (A) all accrued interest on the Term Loans, (B) the Final

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Payment Fee, (C) the Term Loan Early Termination Fee plus (D) all other sums, if any, that shall have become due and payable, with respect to any past due amounts.

(f)       Mandatory Prepayment Upon an Acceleration. If the Term Loan is accelerated following the occurrence of an Event of Default, Borrower shall immediately pay to Bank an amount equal to the sum of: (i) all outstanding principal plus accrued interest, (ii) the Final Payment Fee, (iii) the Term Loan Early Termination Fee plus (iv) all other sums, if any, that shall have become due and payable, including interest at the Default Rate applicable to any such sum.

(g)       Permitted Prepayment of Term Loan.

(1) Borrower shall have the option to prepay the Term Loans advanced by Bank under this Agreement prior to the Term Loan Maturity Date, provided (i) Borrower provides written notice to Bank of its election to prepay the whole of the Term Loans at least thirty (30) days prior to such prepayment, and (ii) Borrower pays, in the case of prepayment of the entirety of the Term Loans, on the date of such prepayment (A) all outstanding principal plus accrued interest on the Term Loans, (B) the Final Payment Fee, (C) the Term Loan Early Termination Fee plus (D) all other sums, if any, that shall have become due and payable, with respect to any past due amounts.

(2) The Term Loan Early Termination Fee shall be waived by the Bank: (a) if Borrower and Bank agree, prior to a proposed prepayment of the Term Loans and the Term Loan Maturity Date that the Bank will refinance and re-document the Facility and such refinancing completes (b) if Bank invokes its rights under Clause 2.2(j) and the rate determined by Bank pursuant to Clause 2(j)(ii) is materially greater than the rate of interest payable by Borrower under this Agreement prior to such invocation, (c) if a Euro Event occurs and Bank invokes its rights under Clause 2.4(b), (d) if Clause 9.9 (Illegality) applies, or (e) if Bank wishes to invoke its rights under Clause 12.1 and the Borrower reasonably objects to the proposed assignee/transferee.

2.2       Payment of Interest on Term Loan.

(a)       Interest Rate.

    Term Loan. Subject to Clause 2.2(b) (Default Rate), each Term Loan shall accrue interest at a rate equal to the aggregate of (i) EURIBOR and (ii) the Margin per annum. Interest shall be payable in accordance with Clause 2.2(e) (Payments) below.

(b)       Default Rate. Immediately upon the occurrence and during the continuance of an Event of Default, Obligations shall bear interest at a rate per annum which is three percentage points (3.00%) above the rate that is otherwise applicable thereto (the "Default Rate") unless Bank otherwise elects from time to time in its sole discretion to impose a smaller increase. Fees and expenses which are required to be paid by Borrower pursuant to the Loan Documents (including Bank Expenses) but are not paid when due shall bear interest until paid at a rate equal to the Default Rate. Payment or acceptance of the increased interest rate provided in this Clause 2.2(b) (Default Rate) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Bank.

(c)       Computation; 360-Day Year. In computing interest, the date of the making of any Credit Extension shall be included and the date of payment shall be excluded; provided, however, that if any Credit Extension is repaid on the same day on which it is made, such day shall be included in computing interest on such Credit Extension. Interest on each Term Loan is computed on the basis of a 360 day year for the actual number of days elapsed.

(d)       Debit of Accounts. Bank may debit any of Borrower's deposit or operating accounts for principal and interest payments when due, or any other amounts Borrower owes to Bank, and Bank shall promptly notify Borrower after it debits Borrower's accounts.

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(e)       Payments. Interest on the Term Loan is payable monthly in arrears on the first (1st) calendar day of each month ("Interest Payment Date") commencing on the relevant funding date for Tranche 1 and Tranche 2 respectively.

(f)       Notification of rates of Interest. Bank shall promptly notify the Borrower of the determination of a rate of interest under this Agreement.

(g)       Non-Business Days. An Interest Payment Date which would fall on a day which is not a Business Day, shall instead take place on the preceding Business Day in that calendar month.

(h)       Unavailability of Screen Rate. If no Screen Rate is available for EURIBOR for the Interest Period of a Term Loan, the applicable EURIBOR shall be the Interpolated Screen Rate for a period equal in length to the Interest Period of the Term Loan.

(i)       Market disruption. If, before close of business on the Quotation Day for the relevant Interest Period, Bank determines that the cost to it of funding the Term Loan from whatever source it may reasonably select from the wholesale market for the relevant currency would be in excess of EURIBOR, then Clause 2.2(j) (Cost of Funds) shall apply to the Term Loan for the relevant Interest Period.

(j)       Cost of funds. If this Clause 2.2(j) applies, the rate of interest on the Term Loan for the relevant Interest Period shall be the percentage rate per annum which is the sum of:

(i)       the Margin; and

(ii)       the rate determined by Bank to be that which expresses as a percentage rate per annum the cost to Bank of funding the Term Loan from whatever source it may reasonably select.

If this Clause 2.2(j) applies, Bank shall, as soon as practicable, notify the Borrower.

2.3       Fees. Borrower shall pay to Bank:

(a)       Arrangement Fee. A fully earned, non-refundable arrangement fee of seventy-five thousand Euros (€75,000) due and payable on the Funding Date of Tranche 1(the "Arrangement Fee");

(b)       Bank Expenses. All Bank Expenses, when due;

(c)       Final Payment. The Final Payment Fee, when due hereunder; and

(d)       Term Loan Early Termination Fee. The Term Loan Early Termination Fee, when due hereunder.

2.4       Currency calculations:

(a)       Calculations as to equivalents of Euro amounts in other currencies shall for the purposes of or in connection with any Loan Document be conclusively made and determined by Bank at its spot rate of exchange for the purchase of the relevant currency in the London foreign exchange market applicable at the time of such calculation. Borrower shall, within three (3) Business Days of demand, indemnify Bank against any cost, loss or liability arising out of or as a result of the conversion. Borrower waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that which it is expressed to be payable.

(b)       Without prejudice to the rights of Bank under this Agreement, on the occurrence of a Euro Event, or at any time thereafter, Bank will have the right, to the fullest extent permitted by law, by notice to Borrower that any amounts outstanding as at the date of such notice shall be converted into Dollars (provided they are freely

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available in the market) or, solely where Dollars are not freely available in the market, into any other currency freely available to Bank. From the date of such notice, such amounts outstanding shall be converted into such other currency in accordance with paragraph (a) above.

2.5       Payments; Application of Payments.

(a)       All payments (including prepayments) to be made by Borrower under any Loan Document shall be made in immediately available funds, without set-off or counterclaim, before midday London time on the date when due. Payments of principal and/or interest received after midday London time are considered received at the opening of business on the next Business Day. When a payment is due on a day that is not a Business Day, the payment shall be due the next Business Day, and additional fees or interest, as applicable, shall continue to accrue until paid.

(b)       Bank shall be entitled (at its sole discretion) to apply the whole or any part of collected funds against the Facility or credit such collected funds to a deposit account of Borrower with Bank (or an account maintained by an Affiliate of Bank), and the order and method of application of such credited funds shall be in the reasonable discretion of Bank taking into account the legitimate business interests of the Borrower unless an Event of Default is continuing in which case the Bank shall have absolute sole discretion. Borrower shall have no right to specify the order or the accounts to which Bank shall allocate or apply any payments required to be made by Borrower to Bank or otherwise received by Bank under this Agreement when any such allocation or application is not specified elsewhere in this Agreement.

(c)       All payments of principal and interest (including prepayments) to be made by Borrower and all payments of any fees due under this Agreement to be made by Borrower shall be made to Bank's Euro accounts, as set out in Exhibit C (Client Payment Instructions) of this Agreement.

3       CONDITIONS OF LOANS

3.1       Conditions Precedent to Initial Credit Extension. Bank's obligation to make the initial Credit Extension in respect of Tranche 1 and Tranche 2 is subject to the condition precedent that Bank shall have received, in form and substance reasonably satisfactory to Bank, such documents and completion of such other matters, as Bank may reasonably deem necessary or appropriate, including the following:

(a)	this Agreement duly executed by Borrower;

(b)	each Security Document duly executed by the relevant Obligor and any ancillary notices, filings or other documents required therein, save those required to be delivered after the date of this Agreement, as set out in Clause 3.3 (Conditions Subsequent);

(c)	the Guarantee, duly executed by Affimed N.V.;

(d)	a certificate duly signed by two managing directors of Affimed N.V. with respect to its constitutional documents, register of charges, authorised signatories and resolutions (managing and supervisory board or equivalent corporate bodies) authorising the execution and delivery of any Loan Documents to which Affimed N.V. is a party;

(e)	a certificate duly signed by two managing directors (Geschäftsführer) of Borrower with respect to its constitutional documents, register of charges (if applicable), authorised signatories and resolutions (managing and supervisory board and general meeting of shareholders or equivalent corporate bodies) authorising the execution and delivery of this Agreement and the other Loan Documents to which Borrower is a party;

(f)	a Perfection Certificate for each Obligor signed by a Responsible Officer;

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(g)	the Tranche 1 Warrant duly executed by Affimed N.V. and any ancillary documents as required by Bank;

(h)	subordination agreements in the form required by Bank in respect of any shareholder, director, officer or intra-group loan to an Obligor or any loan from a secured creditor (other than Bank) to an Obligor together with the duly executed original signatures thereto;

(i)	a legal opinion of Bank's UK counsel (enforceability) in respect of each Obligor delivered to Bank on or about the date of this Agreement;

(j)	a legal opinion of Bank's German counsel (authority/enforceability) in respect of Borrower delivered to Bank on or about the date of this Agreement;

(k)	a legal opinion of Bank's Dutch counsel (authority/enforceability) in respect of Affimed N.V. delivered to Bank on or about the date of this Agreement;

(l)	evidence satisfactory to Bank that the insurance policies required by Clause 6.4 (Insurance) are in full force and effect, together with, in respect of non-German insurance policies only, appropriate evidence showing Bank as first loss payee and/or additional insured clauses or endorsements in favour of Bank;

(m)	a security release agreement duly executed by each Obligor, PCOF 1, LLC, PCOF Phoenix II Fund, LP, Perceptive Credit Opportunities Fund, LP and Perceptive Credit Holdings, LP and in form and substance acceptable to Bank and any other agreement, form or other document required to release any Liens or guarantees and/or indemnities granted by an Obligor in favour of PCOF 1, LLC, PCOF Phoenix II Fund, LP, Perceptive Credit Opportunities Fund, LP and Perceptive Credit Holdings, LP;

(n)	payment of the fees and Bank Expenses then due and payable;

(o)	signed consent for Bank to: (i) use Borrower's logo; (ii) use a tombstone to highlight the transaction; and (iii) issue a press release in a form acceptable to Borrower and Bank highlighting and summarising the credit facilities extended by Bank to Borrower under this Agreement, for marketing purposes; and

(p)	such other documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate.

3.2       Conditions Precedent to all Credit Extensions. Bank's obligations to make each Credit Extension, including the initial Credit Extension, is subject to the following:

(a)	except as otherwise provided in Clause 3.4 (Covenant to Deliver), timely receipt of any Payment/Advance Request Form;

(b)	ensure that the requirements of Clause 2.1(a)(i) in relation to Tranche 1 and Clause 2.1(a)(ii) in relation to Tranche 2 have been satisfied in full to the satisfaction of Bank;

(c)	the representations and warranties in Clause 5 (Representations and Warranties) shall be true in all respects on the date of the Payment/Advance Request Form and on the effective date of each Credit Extension;

(d)	no Event of Default shall have occurred and be continuing or result from the Credit Extension; and

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(e)	in Bank's reasonable opinion acting in good faith, there has not been any material impairment in the general affairs, management, results of operational, financial condition or the prospects of repayment of the Obligations.

3.3       Conditions Subsequent. Borrower shall deliver to Bank, in form and substance satisfactory to Bank:

(a)	within 5 Business Days of the date of this Agreement, evidence that Borrower or Guarantor (as applicable) has notified the depository banks about the pledge of its German bank accounts as further specified in the German Security Documents; and

(b)	within 60 days of the date of this Agreement, confirmation of the depository banks that they waived or subordinated their prior pledges and all other security interests in relation to the bank accounts of Borrower or Guarantor (as applicable) in favour of Bank; and

(c)	within 30 days of the date of this Agreement, deletion of the existing Czech law Share Pledge dated 24 July 2014 from the Czech Commercial Register.

3.4       Covenant to Deliver. Borrower agrees to deliver to Bank each item required to be delivered to Bank under this Agreement as a condition precedent to any Credit Extension. Borrower expressly agrees that a Credit Extension made prior to the receipt by Bank of any such item shall not constitute a waiver by Bank of Borrower's obligation to deliver such item, and the making of any Credit Extension in the absence of a required item shall be in Bank's sole discretion.

3.5       Procedures for Borrowing. Together with any such electronic or facsimile notification, Borrower shall deliver to Bank by electronic mail or facsimile the completed Payment/Advance Request Form executed by a Responsible Officer or his or her designee. Bank may rely on any telephone notice given by a person whom Bank believes is a Responsible Officer or designee. Subject to the prior satisfaction of all other applicable conditions to the making of the Term Loan set out in this Agreement and in accordance to Clause 2.1 (Term Loan) above, to obtain the Term Loan, Borrower must notify Bank (which notice shall be irrevocable) by electronic mail, or telephone by midday London time on or before the date falling 5 Business Days prior to the proposed drawdown date for Tranche 1 or Tranche 2 (as applicable). Such notice shall be in the form of a completed Payment/Advance Request Form in the form attached as Exhibit A and shall specify (i) the date the Term Loan is to be made, which day shall be a Business Day during the Tranche 1 Availability Period (in the case of Tranche 1) or a Business Day during the Tranche 2 Availability Period (in the case of Tranche 2) ; (ii) the amount of such Term Loan; (iii) in the case of Tranche 2, whether the Term Loan is in respect of Tranche 2a or Tranche 2b; and (iv) such other procedural requirements as Bank has notified to Borrower in advance of the date of such Payment/Advance Request Form. If such notification is by telephone, Borrower must promptly confirm the notification by delivering to Bank a completed Payment/Advance Request Form in the form attached at Exhibit A. Bank shall transfer the amount of the Term Loan to Borrower’s Euro deposit account held with the Bank. Bank may make the Term Loan based on instructions from a Responsible Officer or his or her designee or without instructions if the Term Loan is necessary to meet Obligations which have become due. Bank may rely on any telephone notice given by a Person whom Bank reasonably believes is a Responsible Officer or designee. Borrower shall indemnify Bank for any loss Bank suffers due to such reliance unless caused by Bank’s negligence or intentional misconduct.

4       SECURITY DOCUMENTS

All Obligations shall be secured by any and all properties, rights and assets of each Obligor in respect of which such Obligor has granted to Bank a security interest now, or in the future, in which such Obligor obtains an interest, or the power to transfer rights, as set out in the Security Documents. Borrower represents, warrants and covenants that the security interests granted or to be granted in favour of Bank shall, pursuant to the Security Documents, at all times continue to be first priority perfected security interests in the Collateral (subject only to Permitted Liens that may have

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superior priority to Bank's Liens). If this Agreement is terminated, Bank's lien and security interest in the Collateral shall continue until Borrower fully and irrevocably satisfies the Obligations.

Borrower acknowledges that it previously has entered, and/or may in the future enter, into Bank Services Agreements with Bank.  Regardless of the terms of any Bank Services Agreement, Borrower agrees that any amounts Borrower owes Bank thereunder shall be deemed to be Obligations hereunder and that it is the intent of Borrower and Bank to have all such Obligations secured by the first priority perfected security interests in the Collateral (subject only to Permitted Liens that may have superior priority to any Lien in favour of Bank).

Borrower agrees that, unless otherwise agreed in writing signed by Bank and Borrower (a) any security interest granted by an Obligor shall survive the termination of this Agreement and shall terminate only upon the termination of all Bank Services Agreements and discharge to Bank of all obligations thereunder, and (b) if, on the effective date of the termination of this Agreement, there are any outstanding Letters of Credit, then on such date Borrower shall provide to Bank cash collateral in an amount equal to 105% of the Euro equivalent of the face amount of all such Letters of Credit plus all interest, fees, and costs due or to become due in connection therewith (as estimated by Bank in its good faith business judgement), to secure all of the Obligations relating to such Letters of Credit.

Any guarantee in this Agreement or Security Document does not apply to any liability to the extent that it would result in such guarantee constituting unlawful financial assistance within the meaning of article 2:98c of the Dutch Civil Code or any equivalent and applicable provisions under the laws of the jurisdiction of incorporation of the relevant Guarantor.

5       REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants to Bank as follows:

5.1       Due Incorporation and Authorisation; Power and Authority. Borrower is a private limited company, duly incorporated and validly existing under the laws of Germany and has power to carry on its business as it is now being conducted and to own its property and other assets. In connection with this Agreement, Borrower has delivered to Bank a Perfection Certificate. Borrower represents and warrants to Bank that: (a) Borrower's exact legal name is that indicated on the Perfection Certificate and on the signature page hereof; and (b) Borrower is an organisation of the type, and is incorporated in the jurisdiction, set out in the Perfection Certificate; and (c) the Perfection Certificate accurately sets out Borrower's registered number or accurately states that Borrower has none; and (d) the Perfection Certificate accurately sets out Borrower's place of business and its registered office as well as Borrower's postal address if different from its registered office, and (e) all other information set out in the Perfection Certificate pertaining to Borrower and each of its Subsidiaries is accurate and complete (it being understood and agreed that Borrower may from time to time update certain information in the Perfection Certificate after the Effective Date to the extent permitted by one or more specific provisions in this Agreement).

The execution, delivery and performance of this Agreement and the other Loan Documents to which Borrower is a party are within the corporate powers of Borrower, have been duly authorised by all necessary corporate and other action and do not and will not conflict with (i) any law or regulation applicable to it; (ii) the constitutional documents of Borrower or any other organisational documents; (iii) any agreement or instrument binding on Borrower or (iv) require any action by, filing, registration, or qualification with, or Governmental Approval from, any Governmental Authority (except such Governmental Approvals which have already been obtained and are in full force and effect) or (v) constitute an event of default under any material agreement by which Borrower is bound. Borrower is not in default under any agreement to which it is a party or by which it or its assets are bound in which the default could reasonably be expected to have a material adverse effect on Borrower's business.

5.2       Collateral. Borrower has good title to the Collateral, free of Liens except Permitted Liens. Borrower has no deposit accounts other than the deposit accounts with Bank, the deposit accounts, if any, described in the Perfection Certificate delivered to Bank in connection herewith, or of which Borrower has given Bank notice and taken such actions as are necessary to give Bank a perfected security interest therein.

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The Collateral is not in the possession of any third party bailee (such as a warehouse) except as otherwise provided in the Perfection Certificate. None of the components of the Collateral shall be maintained at locations other than as provided in the Perfection Certificate or as permitted pursuant to Clause 7.5 (Encumbrance).

Borrower is the sole owner of the Intellectual Property which it owns or purports to own except for (a) non-exclusive licences granted to its customers in the ordinary course of business, (b) over-the-counter software that is commercially available to the public, and (c) Intellectual Property licensed to Borrower and noted on the Perfection Certificate. Each Patent which it owns or purports to own and which is material to Borrower's business is valid and enforceable, and no part of the Intellectual Property which Borrower owns or purports to own and which is material to Borrower's business has been adjudged invalid or unenforceable, in whole or in part. To the best of Borrower's knowledge, no claim has been made that any part of the Intellectual Property infringes the rights of any third party except to the extent such claim would not reasonably be expected to have a material adverse effect on Borrower's business.

Except as noted on the Perfection Certificate, Borrower is not a party to, nor is it bound by, any Restricted Licence.

5.3       Litigation. Other than as disclosed in writing by the Borrower (i) on or prior to the date of this Agreement as set out in Exhibit D, (ii) after the date of this Agreement (1) prior to any drawdown of Tranche 2 or/ and (2) in any Compliance Certificate delivered to Bank after the date of this Agreement, there are no actions or proceedings pending or, to the knowledge of Borrower's Responsible Officers, threatened by or against Borrower or any of its Subsidiaries or Affiliates, involving more than, individually or in the aggregate, Two Hundred and Fifty Thousand Euro (€250,000) (or its equivalent in any other currency).

5.4       Financial Statements; Financial Condition.

(a)       All audited financial statements for Affimed N.V. and any of its Subsidiaries and/or Affiliates delivered to Bank fairly represent Affimed N.V.'s (such Subsidiaries/Affiliates) financial condition and Affimed N.V.'s results of operations.

(b)       All other financial statements consolidated or otherwise for Borrower and any of its Subsidiaries and/or Affiliates delivered to Bank fairly represent in all material respects Borrower's (such Subsidiaries/Affiliates) financial condition and Borrower's results of operations.

(c)       There has not been any material deterioration in Borrower's financial condition (or that of its Subsidiaries/Affiliates) since the date of the most recent financial statements submitted to Bank.

5.5       Solvency. The fair saleable value of Borrower's assets (including goodwill minus disposition costs) exceeds the amount of its liabilities (taking into account its actual and contingent liabilities); Borrower is not left with unreasonably small capital after the transactions in this Agreement, in particular but without limitation the fair value of Borrower’s net assets (assets minus existing and deferred liabilities) exceeds Borrower’s stated share capital (Stammkapital); and Borrower is not unable to pay its debts (including trade debts) within the meaning of the German Insolvency Act (Insolvenzordnung) and has not stopped paying its debts as they fall due.

5.6       Regulatory Compliance. Borrower has not breached any laws, ordinances or rules or regulations, the breach of which could reasonably be expected to cause a Material Adverse Change. None of Borrower's (or any of its Subsidiaries/Affiliates) property or assets have been used by Borrower or, to the best of Borrower's knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than legally. Borrower (and each of its Subsidiaries/Affiliates) has obtained all consents, approvals and authorisations of, made all declarations or filings with, and given all notices to, all Government Authorities that are necessary to continue its business as currently conducted, except where the failure to do so could not reasonably be expected to be detrimental to Borrower's business.

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5.7       Subsidiaries; Investments. Borrower does not own any stock, partnership interest or other equity securities except for Permitted Investments.

5.8       Taxation. Borrower has complied in all material respects with all Taxation laws in all jurisdictions in which it is subject to Taxation and has paid all Taxes due and payable by it and no claims are being asserted against it in respect of Taxes save for assessments in relation to the ordinary course of the business of Borrower or claims contested in good faith and in respect of which adequate provision has been made and disclosed in the latest accounts of Borrower or information delivered to Bank under this Agreement.

5.9       Full Disclosure. No written representation, warranty or other statement of Borrower in any certificate or written statement given to Bank, as of the date such representation, warranty, or other statement was made, taken together with all such written certificates and written statements given to Bank, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the certificates or statements not misleading (it being recognised by Bank that the projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected or forecasted results).

5.10       No winding-up. Borrower has not taken any corporate or other action nor has any application been made or have any other steps been taken or legal proceedings been started or (to the best of Borrower's knowledge and belief having made due and proper enquiry) threatened against Borrower or any of its Subsidiaries/Affiliates for its winding-up or for the appointment of a trustee, liquidator, receiver, administrative receiver, administrator or similar officer of it or of any or all of its assets.

5.11       Licences. Borrower is not a party to, nor is bound by, any licence (other than over the counter software that is commercially available to the public) or other agreement with respect to which Borrower is the licensee that prohibits or otherwise restricts Borrower from granting a charge in Borrower's interest in such licence or agreement or any other property, save as disclosed in the Perfection Certificate or in any Compliance Certificate delivered to Bank after the date of this Agreement but prior to drawdown of Tranche 2. Borrower shall provide written notice to Bank within ten (10) days of entering or becoming bound by, any such licence or agreement which is reasonably likely to have a material impact on Borrower's business or financial condition. Borrower shall take such steps as Bank reasonably requests to obtain the consent of, authorisation by or waiver by, any Person whose consent or waiver is necessary for all such licences or contract rights to be deemed Collateral and for Bank to have a charge in it that might otherwise be restricted or prohibited by law or by the terms of any such licence or agreement, whether now existing or entered into in the future.

5.12       Subordinated Debt. All loan amounts due to officers, directors (including managing directors (Geschäftsführer)), shareholders and any secured creditors (other than Bank) of Borrower have been subordinated to the Obligations.

5.13       Definition of "Knowledge." For purposes of the Loan Documents, whenever a representation or warranty is made to Borrower's knowledge or awareness, to the "best of" Borrower's knowledge, or with a similar qualification, knowledge or awareness means the actual knowledge, after reasonable investigation, of the Responsible Officers.

5.14       Central Works Council. No (central) works' council ((centrale) ondernemingsraad) has jurisdiction in respect of any transaction contemplated by any Loan Document.

6       AFFIRMATIVE COVENANTS

Borrower shall do the following:

6.1       Government Compliance.

(a)       Maintain its legal existence and good standing in its jurisdiction of incorporation or formation and maintain qualification in each jurisdiction in which the failure to do so would reasonably be expected to

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be detrimental to Borrower's business or operations. Borrower shall and shall procure that each of its Subsidiaries/Affiliates shall comply with all laws, ordinances and regulations to which it is subject, noncompliance with which could be detrimental to Borrower's business or operations or would reasonably be expected to cause a Material Adverse Change.

(b)       Obtain all of the Governmental Approvals (if any) necessary to carry on its business and for the performance by Borrower of its obligations under the Loan Documents to which it is a party and the grant of a security interest to Bank in all of its present and future property and assets, including the Governmental Approvals for any drug trials carried out by it or on its behalf. Borrower shall promptly provide copies of any such obtained Governmental Approvals to Bank.

6.2       Financial Statements, Reports, Certificates. Borrower shall deliver to Bank:

(a)       Monthly Financial Statements. As soon as available, but no later than thirty (30) days after the last day of each month, a company prepared financial report as mutually agreed between the Parties prior to the execution of this Agreement covering Affimed N.V.'s and each of its Subsidiary's operations for such month certified by a Responsible Officer and in a form acceptable to Bank (the "Monthly Financial Statements");

(b)       Monthly Compliance Certificate. Within thirty (30) days after the last day of each month, a duly completed Compliance Certificate signed by a Responsible Officer, certifying that as of the end of such month, Borrower was in full compliance with all of the terms and conditions of this Agreement, and providing such other information as Bank shall reasonably request, in particular any material updates on the business operations, any board meetings (by presentation of the minutes of such meetings) and the development of the cash balance of the Borrower and its Subsidiaries;

(c)       Annual Audited Financial Statements. As soon as available, but no later than 180 days after Affimed N.V.'s financial year end, audited consolidated financial statements prepared under GAAP, consistently applied, with an unqualified opinion on the financial statements from Borrower's Auditors;

(d)       Other Statements. Within five (5) days of delivery, copies of all statements, reports and notices made available to Borrower's security holders or to any holders of Subordinated Debt;

(e)       Legal Action Notice. A prompt report of any legal actions pending or threatened in writing against Borrower or any of its Subsidiaries/Affiliates that could result in damages or costs to Borrower or any of its Subsidiaries/Affiliates of, individually or in the aggregate, Two Hundred and Fifty Thousand Euro (€250,000) (or its equivalent in any other currency) or more;

(f)       Intellectual Property Notice.  Prompt written notice of (i) any material change in the composition of the Intellectual Property, (ii) the registration of any copyright, including any subsequent ownership right of Borrower in or to any Intellectual Property not previously disclosed in writing to Bank, and/or (iii) Borrower's knowledge of an event that could reasonably be expected materially and adversely to affect the value of the Intellectual Property;

(g)      Operating Plan. Within 30 days after completion of a fiscal year and also promptly following the same being updated, an operating plan, approved by the board of directors of the Borrower, to include, without limitation, balance sheet and income statement and to reflect projections on a quarterly or monthly basis for the upcoming financial year;

(h)       Other Information. Budgets, sales projections, and other financial information and any other information reasonably requested by Bank (unless disclosure of such information to Bank is prohibited by law); and

(i)       Board Minutes and Agenda. As soon as available but no later than thirty (30) days after the date of the Borrower's monthly board meeting, a copy of the agenda provided for such board meeting and minutes of such meeting.

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6.3       Taxes. Borrower shall make, and cause each of its Subsidiaries/Affiliates to make, timely payment of all material Taxes or assessments (other than taxes and assessments which Borrower or a Subsidiary/Affiliate of Borrower is contesting in good faith, with adequate reserves maintained in accordance with GAAP) and will deliver to Bank, on demand, appropriate certificates attesting to such payments.

6.4       Insurance. Borrower shall keep its business and the Collateral insured for risks (including third party liability appropriate to a company undertaking clinical trials) and in amounts as Bank may reasonably request. Insurance policies shall be in a form, with companies, and in amounts that are satisfactory to Bank in its reasonable discretion as are typical for the industry in the relevant jurisdiction of Borrower, for companies similar to Borrower. All non-German property policies shall have a lender's loss payee endorsement showing Bank as first loss payee. All non-German policies (or their respective endorsements) shall provide that the insurer shall give Bank at least twenty (20) days' notice before cancelling its policy. At Bank's request, Borrower shall deliver certified copies of policies and evidence of all premium payments. Proceeds payable under any policy taken out by or otherwise vested in Borrower shall, at Bank's option, be payable to Bank on account of the Obligations. If Borrower fails to obtain insurance as required under this Clause 6.4 (Insurance) or to pay any amount or furnish any required proof of payment to third persons and Bank, Bank may make all or part of such payment or obtain such insurance policies required in this Clause 6.4 (Insurance), and take any action under the policies Bank deems prudent.

6.5       Bank Accounts.

(a)       To permit Bank to monitor Borrower’s financial performance and condition, Borrower shall, within 90 (ninety) days of the Effective Date, open and maintain all of Borrower's UK depository and operating accounts and securities/investment accounts and excess funds (if any) with Bank's UK branch. All of Borrower's UK depository and operating accounts maintained outside the UK shall be maintained with the banks disclosed to Bank in the Perfection Certificate of the Borrower or any other bank or financial institution acceptable to Bank.

(b)       Borrower shall promptly notify Bank, in writing, of any deposit, operating or securities/investment account proposed to be opened by Borrower with any institution other than Bank or an Affiliate of Bank. In addition, for each such account that Borrower at any time opens or maintains, Borrower shall, at Bank’s request and option, pursuant to an agreement in form and substance acceptable to Bank, cause the bank or securities intermediary to agree that such account is the collateral of Bank pursuant to the terms of the Loan Documents, which control agreement may not be terminated without the prior written consent of Bank. The provisions of the previous sentence shall not apply to deposit accounts exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of Borrower’s employees.

6.6       Protection and Registration of Intellectual Property Rights.

(a)       Borrower shall: (i) protect, defend and maintain the validity and enforceability of the Intellectual Property; (ii) promptly advise Bank in writing of material infringements of the Intellectual Property; and (iii) not allow any Intellectual Property material to Borrower's business to be abandoned, forfeited or dedicated to the public without Bank's prior written consent.

(b)       Borrower shall provide written notice to Bank within ten (10) days of entering or becoming bound by any Restricted Licence (other than over-the-counter software that is commercially available to the public). Borrower shall take such steps as Bank requests to obtain the consent of, or waiver by, any person whose consent or waiver is necessary for (i) any Restricted Licence to be deemed "Collateral" and for Bank to have a security interest in it that might otherwise be restricted or prohibited by law or by the terms of any such Restricted Licence, whether now existing or entered into in the future, and (ii) Bank to have the ability in the event of a realisation of any Collateral to dispose of such Collateral in accordance with Bank's rights and remedies under this Agreement and the other Loan Documents.

6.7       Studies. Borrower shall use all commercially reasonable efforts to ensure that all studies and/or clinical trials conducted by it or on its behalf strictly comply with the following as they are applicable in the country/ countries in which the studies and/ or clinical trials are conducted:

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(a)       laws and regulations and government guidelines relating to studies/ clinical trials;

(b)       all Government Approvals and good clinical practice;

(c)       ethics committee approval(s);

(d)        the terms of the applicable protocols; and

(e)       any other requirements of the responsible regulatory or competent authorities;

and (if requested by Bank) shall provide reasonable evidence of such compliance (save where provision of such evidence would involve Borrower contravening the law, in particular, data privacy laws).

6.8       Litigation Cooperation. From the date hereof and continuing until all Obligations have been irrevocably discharged and Bank has no commitment or liability hereunder, make available to Bank, without expense to Bank, Borrower and its officers, employees and agents and Borrower's books and records, to the extent that Bank may deem them reasonably necessary to institute or defend any third-party action or proceeding instituted by or against Bank with respect to any Collateral or relating to Borrower.

6.9       Access to Collateral; Books and Records Allow Bank, or its agents, at reasonable times, on five (5) Business Day's notice (provided no notice is required if an Event of Default has occurred and is continuing), to inspect the Collateral and audit and copy Borrower's Books. Such inspections or audits shall be conducted no more often than once every twelve (12) months unless an Event of Default has occurred and is continuing and shall be carried out at the expense of the Borrower.

6.10       Hedging Transactions Should Borrower propose to enter into a Hedging Transaction, Bank shall have the first right to provide such Hedging Transaction to Borrower; provided, however, if Bank is not competitive with current market conditions for such Hedging Transaction then such Hedging Transaction may be maintained with another financial institution.

6.11       Further Assurances. Borrower shall execute any further instruments and take further action as Bank reasonably requests to perfect or continue Bank’s security interest in the Collateral or to effect the purposes of this Agreement.

6.12       Warrants.

(a)       Borrower shall procure that Affimed N.V. will as a condition precedent to drawdown of Tranche 1 and/or Tranche 2 (as applicable) issue a Warrant providing for the following Warrant Shares:

(i)       on and from the date of drawdown of Tranche 1, such number of Warrant Shares equal to 9.5% of the amount to be drawn under Tranche 1 (calculated in Dollars based on the Euro foreign exchange reference rate of the European Central Bank applicable at the time of such calculation); and

(ii)       on and from the date of drawdown of Tranche 2, such number of Warrant Shares equal to 9.5% of the amount to be drawn under Tranche 2 (calculated in Dollars based on the Euro foreign exchange reference rate of the European Central Bank applicable at the time of such calculation), provided that, that the total number of Warrant Shares granted shall not exceed 0.5% of the outstanding fully paid Common Shares as at the proposed drawdown date of Tranche 1 or Tranche 2 (as applicable).

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(b)       The exercise price per Warrant Share shall be the lesser of (i) the trailing 10-day average share price quoted on NASDAQ prior to the drawdown of Tranche 1 or Tranche 2 (as applicable) or (ii) the share price quoted on NASDAQ on the day immediately prior to the drawdown of Tranche 1 or Tranche 2 (as applicable), payable in cash, by way of net-issuance as set out in Clause 1.9 of the Warrant Agreement or in kind (subject to section 2:94b of the Dutch Civil Code) and whether or not by means of set-off by the Company (the "Exercise Price"). The Exercise Price shall always be equal to an amount of at least the nominal value of the Common Shares. For the purposes of this Clause, "NASDAQ" shall mean the NASDAQ Stock Market operated by Nasdaq, Inc..

(c)       Each Warrant shall be in the form attached to this Agreement as Exhibit E.

7       NEGATIVE COVENANTS

Borrower shall not do any of the following without Bank's prior written consent or as expressly permitted in any sub-clause of this Clause 7.

7.1       Dispositions. Convey, sell, lease, transfer, assign, or otherwise dispose of (collectively, "Transfer"), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, except for Transfers: (a) of Inventory in the ordinary course of business; (b) of worn-out or obsolete Equipment; (c) required to effect of comply with the terms of any Permitted Liens and Permitted Investments; (d) of licences for the use of the property of Borrower or its Subsidiaries in the ordinary course of business. Borrower shall not enter into an agreement with any Person other than Bank which restricts the subsequent granting of a security interest in the Intellectual Property.

7.2       Changes in Business, Ownership, Management or Business Locations. (a) Engage in or permit any of its Subsidiaries to engage in any business other than the businesses currently engaged in by Borrower or such Subsidiary or reasonably related thereto as at the Effective Date, (b) liquidate or dissolve, (c) have a change in senior management (including, without limitation, the resignation of any person occupying the roles of Chief Executive Officer, Chief Science Officer or Chief Financial Officer from time to time without (i) the Borrower notifying Bank of the change as soon as practical after the Borrower has completed its internal procedures with respect to the approval/ authorization of such change; and  (ii) either: (1) if it is intended that that person be replaced, the Borrower to use reasonable endeavours to ensure a suitably qualified replacement person is appointed within 180 days of the resignation or removal of his or her predecessor and to update the Bank on the hiring process as well as to disclose to Bank the identity of a replacement person at the Borrower's earliest convenience (taking into account the Borrower's internal procedures for such replacement) or (2) if it is not intended that such person be replaced, notify the Bank that another suitably qualified member of the senior management team will perform the functions of the outgoing member; or (d) permit or suffer any Change in Control.

Borrower shall not, without at least ten (10) days prior written notice to Bank: (1) add any new offices or business locations, including warehouses (unless such new offices or business locations contain less than Twenty Thousand Euros (€20,000 (or its equivalent in any other currency)) in Borrower's assets or property) or deliver any portion of the Collateral valued, individually or in the aggregate, in excess of Fifty Thousand Euros (€50,000) (or its equivalent in any other currency) to a bailee at a location other than to a bailee and at a location already disclosed in the Perfection Certificate, (2) change its jurisdiction of organisation, registration or incorporation, (3) change its organisational structure or type or; (4) change its legal name. If Borrower intends to deliver any portion of the Collateral valued, individually or in the aggregate, in excess of Fifty Thousand Euros (€50,000) (or its equivalent in any other currency) to a bailee, and Bank and such bailee are not already parties to a bailee agreement governing both the Collateral and the location to which Borrower intends to deliver the Collateral, then Borrower will first receive the written consent of Bank, and such bailee shall execute and deliver a bailee agreement in form and substance satisfactory to Bank in its sole discretion.

7.3       Mergers or Acquisitions. Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with any other Person, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the share capital or property of another Person. A Subsidiary of the Borrower may merge or consolidate into another Subsidiary of Borrower or into Borrower.

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7.4       Indebtedness. Create, incur, assume, or be liable for any Indebtedness, or permit any of its Subsidiaries to do so, other than the Permitted Indebtedness.

7.5       Encumbrance. Create, incur, allow, or suffer any Lien on any of, the Collateral or its right, title and interest in any Intellectual Property, or assign or convey any right to receive income, or permit any of its Subsidiaries to do so, except for Permitted Liens, permit any Collateral not to be subject to the first priority security interest granted by the Security Documents, except as is otherwise permitted in Clause 7.1 (Dispositions) and the definition of "Permitted Liens".

7.6       Distributions; Investments. (a) Directly or indirectly acquire or own any Person, or make any Investment in any Person, other than Permitted Investments, or permit any of its Subsidiaries to do so; or (b) pay any dividends or make any distribution or payment or redeem, or purchase any of its share capital or give any financial assistance in respect of the purchase of any of its share capital.

7.7       Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower, except for transactions that are in the ordinary course of Borrower's business, upon fair and reasonable terms that are no less favourable to Borrower than would be obtained in an arm's length transaction with a non-affiliated Person and transactions permitted pursuant to the terms of Clause 7.1 (Dispositions).

7.8       Subordinated Debt. (a) Make or permit any payment on any Subordinated Debt, except under the terms of the subordination, intercreditor, or other similar agreement to which such Subordinated Debt is subject, or (b) without Bank's prior written consent, amend any provision in any document relating to the Subordinated Debt which would increase the amount thereof or adversely affect the subordination thereof to the Obligations owed to Bank.

7.9       Opening of New Bank Accounts. Borrower undertakes not to open any new bank accounts that are not the subject of a first priority security interest under the German Security Documents either in Germany or elsewhere unless (i) with the prior written consent of Bank and (ii) under the proviso that Bank will obtain, contemporaneously with the opening of any such account, a first priority security interest over such account in accordance with the requirements of the applicable local laws (in particular Germany) and in each case under terms and conditions acceptable to Bank.

7.10       Joint Ventures. Borrower shall not enter into any joint venture or partnership, whether with another company, unincorporated firm, undertaking, association or any other entity other than in the ordinary course of business and on arms-length terms or with the prior written consent of the Bank (such consent not to be unreasonably conditioned, withheld or delayed).

8       EVENTS OF DEFAULT

Any one of the following shall constitute an event of default (an "Event of Default"):

8.1       Payment Default. An Obligor fails to (a) make any payment of principal or interest on any Credit Extension on its due date, or (b) pay any other Obligations within three (3) Business Days after such Obligations are due and payable (which three (3) Business Day cure period shall not apply to payments due on the Term Loan Maturity Date). During such cure period, the failure to make any payment specified under clause (a) or (b) of this Clause 8.1 is not an Event of Default (but no Credit Extension will be made during the cure period).

8.2       Covenant Default.

(a)       Borrower fails or neglects to perform any obligation in Clause 6 (Affirmative Covenants) or breaches any covenant in Clause 7 (Negative Covenants); or

(b)       An Obligor fails or neglects to perform, keep, or observe any other term, provision, condition, covenant or agreement contained in this Agreement or in any Loan Document to which it is a party or in any other present or future agreement between an Obligor and Bank, and as to any default (other than those specified in

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this Clause 8) under such other term, provision, condition, covenant or agreement that can be cured, has failed to cure the default within ten (10) Business Days after the occurrence thereof (but no Credit Extensions shall be made during such cure period). Cure periods provided under this Clause 8.2 shall not apply to any covenant that requires something to be satisfied, completed or tested on or by a certain date.

8.3       Material Adverse Change. A Material Adverse Change occurs.

8.4       Attachment. (i) Any material portion of the assets of an Obligor or any Subsidiary's/Affiliate's is attached, seized, levied on, or comes into possession of a trustee, receiver, creditor or encumbrancer (provisional) and the attachment (including but not limited to conservatoir beslag), seizure or levy is not removed in ten (10) days; (ii) the service of proceedings upon an Obligor or any of its Subsidiaries seeking to attach, by trustee or similar process, any funds of an Obligor or any such Subsidiary on deposit with Bank, or any entity under control of Bank (including a subsidiary of Bank); (iii) an Obligor or any of its Subsidiaries is injuncted, restrained, or prevented by court order from conducting a material part of its business; (iv) a judgment or other claim becomes a lien on a material portion of the assets of an Obligor or any Subsidiaries; or (v) a notice of lien, levy, or assessment is filed against the assets of any Obligor or any Subsidiaries/Affiliates of an Obligor by any government department or agency including HM Revenue & Customs and not paid within ten (10) days after such Obligor or any Subsidiaries/Affiliates of such Obligor receives such notice.

8.5       Insolvency. Any of the following occurs in respect of an Obligor or any Subsidiaries/Affiliates of an Obligor: (i) it is, or is deemed for the purposes of any law to be, unable to pay its debts as they fall due or insolvent within the meaning of the German Insolvency Act (Insolvenzordnung) (without having to make any proof to the satisfaction of the Court under section 123(2) of the Insolvency Act 1986, if applicable) or, with respect to Borrower, is illiquid, over-indebted or otherwise deemed insolvent pursuant to the terms of the German Insolvency Act (Insolvenzordnung)); (ii) it admits its inability to pay its debts as they fall due; (iii) it suspends (or threatens to suspend) making payment on any of its debts or announces an intention to do so; (iv) a moratorium is declared in respect of any of its indebtedness; (v) by reason of actual or anticipated inability to pay debts as they fall due or insolvency it begins negotiations with any creditor for the rescheduling of any of its indebtedness; or (vi) Affimed N.V. files a notice under Section 36 of the Tax Collection Act of the Netherlands (Invorderingswet 1990), or (vii) is being dissolved (ontbonden).

8.6       Insolvency Proceedings. Any of the following occurs in respect of an Obligor or any Subsidiaries/Affiliates of an Obligor (each of which shall be an "Insolvency Proceeding"): (i) any step is taken with a view to a moratorium or a composition, assignment or similar arrangement with any of its creditors; (ii) a meeting of its shareholders or directors (or managing directors (as applicable)) is convened for the purpose of considering any resolution for, to petition for or to make an application to or to file documents with a court or any registrar for, its winding-up, administration or dissolution or any such resolution is passed; (iii) managing director(s) of an Obligor or any creditors of an Obligor request the opening of insolvency proceedings; (iv) an order is made for the opening of insolvency proceedings (Insolvenzverfahren) or preliminary insolvency proceedings (vorläufiges Insolvenzverfahren), its winding-up, administration or dissolution, or any Person presents a petition, or makes an application to or files documents with a court or any registrar, for its winding-up, administration or dissolution, or gives notice to Bank of an intention to appoint an administrator; (iv) any liquidator, receiver, administrative receiver (Insolvenzverwalter), preliminary administrative receiver (vorläufiger Insolvenzverwalter), administrator or similar officer is appointed in respect of it or any of its assets; (v) its shareholders or directors (or managing directors (as applicable)) request the appointment of, or give notice of their intention to appoint, a liquidator, receiver, administrator or similar officer; or (vi) any analogous proceedings takes place in any other jurisdiction.

8.7       Other Agreements. There is, under any agreement to which an Obligor is a party with a third party or parties, (a) any default resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount individually or in the aggregate in excess of One Hundred thousand Euros (€100,000); or (b) any default by an Obligor, the result of which could be materially detrimental to such Obligor's business.

8.8       Judgments. If an enforceable judgment, arbitration award, order or decree for the payment of money in an amount, individually or in the aggregate, of at least Two Hundred and Fifty thousand Euros (€250,000)

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(or its equivalent in any other currency) shall be rendered against an Obligor or any of its Subsidiaries and shall remain unsatisfied or unstayed for a period of ten (10) days of it being made (provided that no Credit Extensions will be made prior to the satisfaction or stay of such judgment, order or decree) other than any judgment, arbitration award, order or decree which is subject to an appeal proceeding which the relevant Obligor or relevant Subsidiary can demonstrate it is actively pursuing and (a) can also demonstrate that it has a reasonable chance of success in such appeal unless the amount of such Judgment is Five Hundred Thousand Euros €500,000 ("Judgment Threshold") or more; or (b)  if the amount of such judgment equals or exceeds the Judgment Threshold, can also demonstrate to Bank's reasonable satisfaction  that: (i)  it has a good chance of success in such appeal, and (ii) it has a credible strategy in respect of such appeal,  and (iii) if such appeal is  adversely determined, is not likely to result  in a Material Adverse Change.

8.9       Misrepresentations. If any representation or warranty or statement in writing made or deemed to be made or repeated by an Obligor or any Person acting for an Obligor in, or in connection with the negotiation of, any Loan Document or in any notice, certificate or statement of fact referred to in or delivered under any Loan Document or in any other written material delivered to Bank is or shall prove to be untrue or incorrect or misleading when made or deemed to be made or repeated under such Loan Document.

8.10       Subordinated Debt. Any document, instrument, or agreement evidencing any Subordinated Debt shall for any reason be revoked or invalidated or otherwise cease to be in full force and effect, any Person shall be in breach thereof or contest in any manner the validity or enforceability thereof or deny that it has any further liability or obligation thereunder, or the Obligations shall for any reason be subordinated or shall not have the priority contemplated by this Agreement.

8.11       Other Agreements with Bank. An Obligor, or any Subsidiaries/Affiliates of an Obligor fails to perform any of its obligations under any agreement between the relevant Obligor, or any Subsidiaries of an Obligor and Bank or any of its Affiliates and such failure results in an event of default (howsoever described under such agreement) or otherwise gives Bank the right to demand accelerated repayment of moneys payable thereunder.

8.12       Governmental Approvals. Any Governmental Approval shall have been (a) revoked, rescinded, suspended, modified in an adverse manner or not renewed in the ordinary course for a full term or (b) subject to any decision by a Governmental Authority that designates a hearing with respect to any applications for renewal of any of such Governmental Approval or that could result in the Governmental Authority taking any of the actions described in (a) above, and such decision or such revocation, rescission, suspension, modification or non-renewal (i) is, or could reasonably be expected to be, a Material Adverse Change, or (ii) adversely affects the legal qualifications of an Obligor or any Subsidiaries/Affiliates of an Obligor to hold such Governmental Approval in any applicable jurisdiction and such revocation, rescission, suspension, modification or non-renewal could reasonably be expected to affect the status of or legal qualifications of an Obligor or any Subsidiaries/Affiliates of an Obligor to hold any Governmental Approval in any other jurisdiction.

9       BANK'S RIGHTS AND REMEDIES

9.1       Rights and Remedies. When an Event of Default occurs and continues Bank may, without notice or demand, do any or all of the following:

(a)       declare all Obligations immediately due and payable (but if an Event of Default described in Clause 8.5 (Insolvency) or 8.6 (Insolvency Proceedings) occurs all Obligations are immediately due and payable without any action by Bank);

(b)       stop advancing money or extending credit for Borrower's benefit under this Agreement or under any other agreement between Borrower and Bank;

(c)        terminate any FX Contracts;

(d)       settle or adjust disputes and claims directly with account debtors for amounts, on terms and in any order that Bank considers advisable and notify any Person owing Borrower money of Bank's security interest in such funds and verify and/or collect the amounts owed by such account debtors. After the occurrence of an Event of

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Default, any amounts received by Borrower shall be held in trust by Borrower for Bank, and, if requested by Bank, Borrower shall immediately deliver such receipts to Bank in the form received from the account debtor, with proper endorsements for deposit;

(e)       make any payments and do any acts it considers necessary or reasonable to protect its security interest in the Collateral. Borrower shall assemble the Collateral if Bank requests and make it available as Bank designates. Bank may enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to its security interest and pay all expenses incurred. Borrower grants Bank a licence to enter and occupy any of its premises, without charge, to exercise any of Bank's rights or remedies;

(f)       apply towards the discharge of the Obligations any (i) balances and deposits of Borrower it holds, or (ii) any amount held by Bank owing to or for the credit or the account of Borrower;

(g)       ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell the Collateral. Bank is hereby granted a non-exclusive, royalty-free licence or other right to use, without charge, Borrower's labels, Patents, Copyrights, rights of use of any name, trade secrets, trade names, Trademarks, service marks, and advertising matter, or any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Bank's exercise of its rights under this Clause, Borrower's rights under all licences and all franchise agreements inure to Bank's benefit;

(h)       place a "hold" on any account maintained with Bank and/or deliver a notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any control agreement or similar agreements providing control of any Collateral; and

(i)       exercise any rights and remedies available to Bank under the Security Documents or applicable law.

9.2       Protective Payments. If Borrower fails to obtain the insurance called for by Clause 6.4 (Insurance) or fails to pay any premium thereon or fails to pay any other amount which Borrower is obliged to pay under this Agreement or any other Loan Document, Bank may obtain such insurance or make such payment, and all amounts so paid by Bank are Bank Expenses and immediately due and payable, bearing interest at the interest rate then applicable to the Obligations, and secured by the Collateral. Bank will make reasonable efforts to provide Borrower with notice of Bank obtaining such insurance at the time it is obtained or within a reasonable time thereafter. No payments by Bank are deemed an agreement to make similar payments in the future or Bank's waiver of any Event of Default.

9.3       Bank Expenses. Any Bank Expenses are immediately due and payable, and shall bear interest at the then applicable rate and be secured by the Collateral. No payments by Bank shall be deemed an agreement to make similar payments in the future or Bank's waiver of any Event of Default.

9.4       Application of Payments and Proceeds Upon Default. If an Event of Default has occurred and is continuing, Bank may apply any funds in its possession, whether from Borrower account balances, payments, proceeds realized as the result of any collection of accounts or other disposition of the Collateral, or otherwise, to the Obligations in such order as Bank shall determine in its sole discretion. Any surplus shall be paid to Borrower or other Persons legally entitled thereto; Borrower shall remain liable to Bank for any deficiency. If Bank, in its good faith business judgement, directly or indirectly enters into a deferred payment or other credit transaction with any purchaser on any sale of Collateral, Bank shall have the option, exercisable at any time, of either reducing the Obligations by the principal amount of the purchase price or deferring the reduction of the Obligations until the actual receipt by Bank of cash therefor.

9.5       Bank's Liability for Collateral. So long as Bank complies with reasonable banking practices regarding the safekeeping of Collateral Bank shall not be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage to the Collateral; (c) any diminution in the value of the Collateral; or (d) any act or default of

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any carrier, warehouseman, bailee or other Person. Borrower bears all risk of loss of or damage or destruction to the Collateral.

9.6       Remedies Cumulative. Bank's failure, at any time or times, to require strict performance by an Obligor of any provision of this Agreement or any other Loan Document to which it is a party shall not waive, affect, or diminish any right of Bank thereafter to demand strict performance and compliance herewith or therewith. No waiver hereunder shall be effective unless signed by Bank and then is only effective for the specific instance and purpose for which it is given. Bank's rights and remedies under this Agreement and the other Loan Documents are cumulative. Bank has all rights and remedies provided by law, or in equity. Bank's exercise of one right or remedy is not an election and Bank's waiver of any Event of Default is not a continuing waiver. Bank's delay in exercising any remedy is not a waiver, election, or acquiescence.

9.7       Withholding; Gross-up. All payments to be made by Borrower under this Agreement, whether in respect of principal, interest, fees or otherwise, shall (save insofar as required by law to the contrary) be paid in full without set-off or counterclaim and free and clear of and without any deduction or withholding or payment for or on account of any Taxes that may be imposed in the United Kingdom or any other jurisdiction from which payment may be made by Borrower under this Agreement. If Borrower shall be required by law to effect any deduction or withholding or payment as aforesaid from or in connection with any payment made under this Agreement for the account of Bank then:

(a)       Borrower shall promptly notify Bank upon becoming aware of the relevant requirements to deduct any such deduction or withholding or payment;

(b)       Borrower shall ensure that such deduction or withholding or payment does not exceed the minimum legal liability therefor, shall remit the amount of such Tax to the appropriate Taxation authority and shall forthwith pay to Bank such additional amount as will result in the immediate receipt by Bank of the full amount which would otherwise have been receivable hereunder had no such deduction or withholding or payment been made (such additional amount being a "Tax Payment"); and

(c)       Borrower shall not later than fifty (50) days after each deduction or withholding or payment of any Taxes forward to Bank documentary evidence reasonably required by Bank in respect of the payment of any such Taxes.

9.8       Tax Credit. If the Borrower makes a payment on account of Tax under Clause 9.7(b) above and the Bank determines in its absolute discretion that:

(a)       a credit against, relief or remission for or repayment of any Tax ("Tax Credit") is attributable to a Tax Payment; and

(b)       Bank has obtained and used that Tax Credit,

Bank shall pay an amount to Borrower which Bank determines in its absolute discretion will leave it in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Borrower.

9.9       Illegality. If it shall become unlawful for Bank to continue to fund or maintain any Credit Extensions, or to perform its obligations hereunder, upon demand by Bank, Borrower shall prepay the Credit Extensions in full with all accrued interest thereon, the Final Payment Fee and all other amounts payable by Borrower hereunder.

9.10     Additional Costs.

(a)       Borrower shall pay Bank, upon demand by Bank, from time to time such amounts as Bank may determine to be necessary to compensate it for any costs incurred by Bank that Bank determines are attributable to its making or maintaining of any amount receivable by Bank hereunder in respect of any Credit Extensions relating

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thereto (such increases in costs and reductions in amounts receivable being herein called "Additional Costs"), in each case resulting from any regulatory change which:

(i)       changes the basis of taxation of any amounts payable to Bank under this Agreement in respect of any Credit Extensions (other than changes which affect taxes measured by or imposed on the overall net income of Bank by the jurisdiction in which Bank has its principal office);

(ii)       imposes or modifies any reserve, special deposit or similar requirements relating to any extensions of credit or other assets of, or any deposits with, or other liabilities of Bank; or

(iii)      imposes any other condition affecting this Agreement (or any of such extensions of credit or liabilities),

(each of the events specified at paragraphs (i), (ii) and (iii) being a "Regulatory Change").

(b)        Bank will notify Borrower of any event occurring after the Effective Date which will entitle Bank to compensation pursuant to this Clause 9.10 (Additional Costs) as promptly as practicable after it obtains knowledge thereof and determines to request such compensation. Bank will furnish Borrower with a statement setting out the basis and amount of each request by Bank for compensation under this Clause 9.10 (Additional Costs). Determinations and allocations by Bank for purposes of this Clause 9.10 (Additional Costs) of the effect of any Regulatory Change on its costs of maintaining its obligations to make Credit Extensions, of making or maintaining Credit Extensions, or on amounts receivable by it in respect of Credit Extensions, and of the additional amounts required to compensate Bank in respect of any Additional Costs, shall be conclusive absent manifest error.

(c)       If Bank shall determine that the adoption or implementation of any applicable law, rule, regulation, or treaty regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank, or comparable agency charged with the interpretation or administration thereof, or compliance by Bank (or its applicable lending office) with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank, or comparable agency, has or would have the effect of reducing the rate of return on capital of Bank or any person or entity controlling Bank (a "Parent") as a consequence of its obligations hereunder to a level below that which Bank (or its Parent) could have achieved but for such adoption, change, or compliance (taking into consideration policies with respect to capital adequacy) by an amount deemed by Bank to be material, then from time to time, within ten (10) days after demand by Bank, Borrower shall pay to Bank such additional amount or amounts as will compensate Bank for such reduction. A statement of Bank claiming compensation under this Clause 9.10 (Additional Costs) and setting out the additional amount or amounts to be paid to it hereunder shall be conclusive absent manifest error.

10       NOTICES

All notices, consents, requests, approvals, demands, or other communication by any party to this Agreement or any other Loan Document must be in writing and shall be deemed to have been validly served, given, or delivered: (a) upon the actual receipt where such communication is deposited in the mail, first class, registered or certified mail return receipt requested; (b) upon transmission and receipt of a transmission confirmation, when sent by electronic mail; (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid if the overnight courier has promised overnight delivery; or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address, or email address indicated below. Bank or Borrower may change its mailing or electronic mail address by giving the other party written notice thereof in accordance with the terms of this Clause 10 (Notices).

If to Borrower:	Affimed GmbH
Im Neuenheimer Feld 582
69120 Heidelberg
Germany

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Attn: Dr Florian Fischer
Email: F.Fischer@affimed.com

with a copy to: CMS Hasche Sigle
Partnerschaft von Rechtsanwälten and Steuerberatern mbB
Nymphenburger Straβe 12
80335 Munich
Germany

Attn: RA Stefan-Ulrich Műller
Email: Stefan-Ulrich.Mueller@cms-hs.com

If to Bank:	Silicon Valley Bank
3003 Tasman Drive, Santa Clara, CA 95054

Attn: Mr Tim Hardin
Email: THardin@svb.com

with a copy to:	SVB Financial Group (UK) Limited
7th Floor 41 Lothbury
London EC2R 7HF

Attn: Mr Jim Watts
Email: Jwatts2@svb.com

11       CHOICE OF LAW AND JURISDICTION and Appointment of Process Agent

11.1       This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

11.2       The courts of England have exclusive jurisdiction to settle any dispute (a "Dispute") arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement or any non-contractual obligations arising out of or in connection with this Agreement). It is agreed that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no party will argue to the contrary.

11.3       This Clause 11 (Choice of Law and Jurisdiction and appointment of process agent) is for the benefit of Bank only. As a result, Bank shall not be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, Bank may take concurrent proceedings in any number of jurisdictions.

11.4       Without prejudice to any other mode of service allowed under any relevant law, Borrower:

(a)       irrevocably appoints Law Debenture Corporate Services Limited of Fifth Floor, 100 Wood Street, London EC2V 7EX, attention: Kristy Buchan, Senior Service of Process Officer as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document; and

(b)       agrees that failure by a process agent to notify Borrower of the process will not invalidate the proceedings concerned.

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11.5       If any person appointed as an agent for service of process is unable for any reason to act as agent for service of process, the Borrower must immediately (and in any event within five days of such event taking place) appoint another agent on terms acceptable to Bank. Failing this, Bank may appoint another agent for this purpose.

11.6       Borrower expressly agrees and consents to the provisions of this Clause 11 (Choice of law and Jurisdiction and appointment of process agent).

12       GENERAL PROVISIONS

12.1       Successors and Assigns. This Agreement binds and is for the benefit of the successors and permitted assigns of each party hereto. Borrower may not assign this Agreement or assign any rights or transfer any Obligations under it without Bank's prior written consent which may be granted or withheld in Bank's absolute discretion. Bank has the right, with prior written notice, but without the consent of Borrower, to sell, transfer, assign, negotiate, or grant participation in all or any part of, or any interest in, Bank's obligations, rights and benefits under this Agreement, the Loan Documents or any related agreement (other than each Warrant, as to which assignment, transfer and other such actions are governed by the terms of such Warrant) provided that (a) the Bank shall be responsible for reasonable and properly incurred external costs incurred in connection with such assignment or transfer and (b) such assignment or transfer shall not be made to a direct competitor of the Borrower.

12.2       Indemnity. Borrower hereby indemnifies, defends and holds Bank and its directors, officers, employees, agents, attorneys-in-fact or any other Person representing Bank (each an "Indemnified Person") harmless against: (a) all obligations, demands, claims, and liabilities asserted by any other party in connection with the transactions contemplated by the Loan Documents; and (b) all losses or Bank Expenses incurred, or paid by such Indemnified Person from, following or consequential to the transactions between Bank and Borrower (including legal and audit fees and expenses), except to the extent that obligations, demands, claims, liabilities or losses are directly attributable to any Indemnified Person's gross negligence or wilful misconduct.

12.3       Right of Set-Off. Bank may set off any matured obligation due from Borrower under the Loan Documents against any matured obligation owed by Bank to Borrower, regardless of the place of payment, banking branch or currency of either obligation. Further, Borrower authorises Bank to apply (without prior notice) any credit balance (whether or not then due) to which Borrower is at any time beneficially entitled on any account at, any sum held to its order by and/or any liability or obligation (whether or not matured) of, any office of Bank in or towards satisfaction of any sum then due and payable by it to Bank under any of the Loan Documents and unpaid. For these purposes, Bank may convert one currency into another, provided that nothing in this Clause 12.3 (Right of Set-Off) shall be effective to create a charge. Bank shall not be obliged to exercise any of its rights under this Clause 12.3 (Right of Set-Off), which shall be without prejudice and in addition to any right of set-off, combination of accounts, lien or other right (including the benefit of the Loan Documents) to which it is at any time otherwise entitled (whether by operation of law, contract or otherwise).

12.4       Time of Essence. Time is of the essence for the performance of all obligations in this Agreement.

12.5       Severability of Provision. Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.

12.6       Correction of Loan Documents. Bank may correct patent errors and complete any blanks in the Loan Documents consistent with the agreement of the parties.

12.7       Amendments in Writing; Waiver; Integration. No purported amendment or modification of any Loan Document, or waiver, discharge or termination of any obligation under any Loan Document, shall be enforceable or admissible unless, and only to the extent, expressly set out in writing signed by the party against which enforcement or admission is sought. Without limiting the generality of the foregoing, no oral promise or statement, nor any action, inaction, delay, failure to require performance or course of conduct shall operate as, or evidence, an amendment, supplement or waiver or have any other effect on any Loan Document. Any waiver granted shall be limited to the specific circumstance expressly described in it, and shall not apply to any subsequent or other circumstance, whether similar or dissimilar, or give rise to, or evidence, any obligation or commitment to grant any further waiver. The Loan

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Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations between the parties hereto about the subject matter of the Loan Documents merge into the Loan Documents.

12.8       Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, are an original, and all taken together, constitute one Agreement.

12.9       Survival. All covenants, representations and warranties made in this Agreement continue in full force until this Agreement has terminated pursuant to its terms and all Obligations (other than inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement) have been paid in full and satisfied. Any grant of a security interest by Borrower in connection with this Agreement shall survive until the termination of all Bank Services Agreements, and the obligation of Borrower in Clause 12.2 (Indemnity) to indemnify Bank shall survive until the statute of limitations with respect to such claim or cause of action shall have run.

12.10       Confidentiality. In handling any confidential information, Bank shall exercise the same degree of care that it exercises for its own proprietary information, but disclosure of information may be made: (a) to Bank's Subsidiaries or Affiliates; (b) to prospective transferees or purchasers of any interest in the Credit Extensions (provided, however, Bank first obtains a non-disclosure agreement with the prospective transferee's or purchaser's agreement and provided further that Bank shall not be liable for any breach of such non-disclosure agreement); (c) as required by law, regulation, subpoena, or other order; (d) to Bank's regulators or as otherwise required in connection with Bank's examination or audit; (e) as Bank considers appropriate in exercising its rights or remedies under the Loan Documents and (f) to third-party service providers of Bank so long as such service providers have executed a confidentiality agreement with Bank with terms no less restrictive than those contained herein. Confidential information does not include information that is either: (i) in the public domain or in Bank's possession when disclosed to Bank, or becomes part of the public domain after disclosure to Bank; or (ii) disclosed to Bank by a third party if Bank does not know that the third party is prohibited from disclosing the information.

Bank may use confidential information for the development of databases, reporting purposes, and market analysis so long as such confidential information is aggregated and anonymised prior to distribution unless otherwise expressly permitted by Borrower.  The provisions of the immediately preceding sentence shall survive the termination of this Agreement.

12.11       Relationship. The relationship of the parties to this Agreement is determined solely by the provisions of this Agreement. The parties hereto do not intend to create any agency, partnership, joint venture, trust, fiduciary or other relationship with duties or incidents different from those of parties to an arm's-length contract.

12.12       Third Party Rights. A Person who is not a party to this Agreement has no rights under the Contracts (Rights of Third Parties) Act 1999 to enforce or enjoy the benefit of any term of this Agreement.

12.13       Calculations and certificates.

(a)       Bank shall maintain accounts evidencing the amount Borrower owes it, in accordance with its usual practice. In the absence of manifest error, the entries made in the accounts maintained by Bank are prima facie evidence of Borrower's obligations and amount it owes to Bank.

(b)       Any certification or determination by Bank of a rate or amount under this Agreement is, in the absence of manifest error, conclusive evidence of the matters to which it relates. Each certificate or determination shall contain reasonable details of the basis of determination.

12.14       Contractual recognition of bail-in. Notwithstanding any other term of any Loan Document or any other agreement, arrangement or understanding between the parties, each party acknowledges and accepts that any liability of any party to any other party under or in connection with the Loan Documents may be subject to Bail-In Action by the relevant Resolution Authority and acknowledges and accepts to be bound by the effect of:

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(a)       any Bail-In Action in relation to any such liability, including (without limitation):

(i)        a reduction, in full or in part, in the principal amount, or outstanding amount due (including any accrued but unpaid interest) in respect of any such liability;

(ii)        a conversion of all, or part of, any such liability into shares or other instruments of ownership that may be issued to, or conferred on, it; and

(iii)        a cancellation of any such liability; and

(b)       a variation of any term of any Loan Document to the extent necessary to give effect to any Bail-In Action in relation to any such liability.

13       DEFINITIONS

13.1       Definitions. In this Agreement:

"Additional Costs" is defined in Clause 9.10(a) (Additional Costs).

"Affiliate" is a Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person's senior executive officers, directors, partners and, for any Person that is a limited liability company, that Person's managers and members.

"Affimed N.V. means Affimed N.V., a public company incorporated in The Netherlands, having Dutch Trade Register number 60673389 and whose statutory seat is in Amsterdam and whose registered address is at Im Neuenheimer Feld 582, 69120, Heidelberg, Germany.

"Agreed Form" means in relation to any document the form of that document specifically agreed by or on behalf of Borrower and Bank.

"Agreement" is defined in the preamble to this Agreement.

"Arrangement Fee" is defined in Clause 2.3(a) (Arrangement Fee).

"Bail-In Action " means the exercise of any Write-down and Conversion Powers.

"Bail-In Legislation" means: (a) in relation to an EEA Member Country which has implemented, or which at any time implements, Article 55 of Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms, the relevant implementing law or regulation from time to time ; and (b) in relation to any other state, any analogous law or regulation from time to time which requires contractual recognition of any Write-down and Conversion Powers contained in that law or regulation.

"Bank" is defined in the preamble to this Agreement.

"Bank Expenses" are (a) all audit fees and expenses; (b) all reasonable costs and out-of-pocket expenses (including reasonable legal fees and expenses) for preparing, negotiating, closing and administering, the Loan Documents (including any amendments or replacements thereof) or otherwise incurred with respect to an Obligor in connection with any Term Loan and (b) all costs and expenses (including legal fees and expenses) for defending and enforcing the Loan Documents (including appeals or Insolvency Proceedings) or granting any waivers or concessions or otherwise incurred with respect to an Obligor in connection with any Term Loan and/or any Loan Document.

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"Bank Services"  are any products, credit services, and/or financial accommodation previously, now, or hereafter provided to an Obligor or any of its Subsidiaries by Bank or any Bank Affiliate, including, any letters of credit, cash management services (including merchant services, direct deposit of payroll, business credit cards, and cheque cashing services), interest rate swap arrangements and foreign exchange services as any such products or services may be identified in Bank's various agreements related thereto (each, a "Bank Services Agreement").

"Borrower" is defined in the preamble to this Agreement.

"Borrower's Auditors" means any of Ernst & Young, KPMG, Deloitte and Price Waterhouse Coopers or any other independent certified public accounting firm acceptable to Bank in its reasonable discretion.

"Borrower's Books" are all the books and records of an Obligor including ledgers, records regarding the Obligors' assets or liabilities, the Collateral, business operations or financial condition and all computer programs or discs or any equipment containing the information.

"Business Day" is any day that is not a Saturday, Sunday, a day on which Bank is closed or a day on which leading banks are closed in the City of London, England and/or the State of California and which is a Target Day.

"Change in Control" means:

(a)       in relation to Affimed N.V. any event, transaction, or occurrence as a result of which (i) any person other than a trustee or other fiduciary holding shares under an employee benefit plan of Borrower, is or becomes a beneficial owner, directly or indirectly, of shares of Borrower, representing over fifty per cent (50%) of the combined voting power of Borrower's then outstanding shares; or (ii) during any period of twelve consecutive calendar months, individuals who at the beginning of such period were appointed as managing directors or constituted the Board of Directors of Affimed N.V.(together with any new directors whose election by the shareholder's meeting or Board of Directors of Affimed N.V. (as applicable) was approved by a vote of not less than two-thirds of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason other than death, age or disability; and/or

(b)       in relation to Affimed N.V., any event, transaction, or occurrence as a result of which any person or group of persons acting in concert gains direct or indirect control of Affimed N.V. For the purpose of this paragraph (b):

(i)       "acting in concert" means a group of persons who, pursuant to an agreement or understanding (whether formal or informal), actively co-operate, through the acquisition directly or indirectly of shares in Affimed N.V. by any of them, either directly or indirectly, to obtain or consolidate control of the Affimed N.V.; and

(ii)       "control" means holding beneficially of fifty per cent (50%) or more of the issued share capital of Affimed N.V. (whether by way of acquisition or hostile takeover).

"Collateral" is any and all present and future property, rights and assets of an Obligor which are subject to any Lien in favour of Bank.

"Compliance Certificate" means the certificate in the form of Exhibit B to this Agreement.

"Contingent Obligation" is, for any Person, any direct or indirect liability, contingent or not, of that Person for (i) any indebtedness, lease, dividend, letter of credit or other obligation of another such as an obligation directly or indirectly guaranteed, co-made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (ii) any obligations for undrawn letters of credit for the account of that Person; and (iii) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designed to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices. The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated

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liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under any guarantee or other support arrangement.

"Copyrights" are all copyright rights, applications or registrations and like protections in each work or authorship or derivative work, whether published or not (whether or not it is a trade secret) now or later existing, created, acquired or held.

"Credit Extension" is each Term Loan or any other extension of credit by Bank for Borrower's benefit under this Agreement.

"Default Rate" is defined in Clause 2.2(b) (Default Rate).

"Dispute" is defined in Clause 11 (Choice of Law and Jurisdiction and appointment of process agent).

"EEA Member Country" means any member state of the European Union, Iceland, Liechtenstein and Norway.

"Effective Date" is defined in the preamble of this Agreement.

"Equipment" is all present and future machinery, equipment, tenant improvements, furniture, fixture vehicles (including motor vehicles and trailers), tools, parts and attachments in which Borrower or any of its Subsidiaries has any interest.

"EURIBOR" means in relation to the Term Loan:

(a)	the Screen Rate for a period equal in length to the Interest Period; or

(b)	if:

(i)       no Screen Rate is available for Euro; or

(ii)       no Screen Rate is available for the Interest Period of the Term Loan,

as otherwise determined in accordance with Clause 2.2(h) (Unavailability of Screen Rate),

and if such rate is less than zero, EURIBOR shall be deemed to be zero.

"Euro Event" means any of the following circumstances:

(a)       the withdrawal of any Participating Member State;

(b)       the abolition of the Economic and Monetary Union;

(c)       the creation by a Participating Member State of a currency other than Euro; or

(d)       the promulgation of a currency by any Participating Member State that redenominates (or purports to redenominate) any Euro obligations into a new currency.

"Euros" or use of the sign "€" or use of the abbreviation "EUR" means the lawful currency of any Participating Member State.

"Event of Default" means any of the events set out in Clause 8 (Events of Default).

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"Facility" means the facility made available under this Agreement.

"Final Payment Fee" means an amount equal to ten per cent. (10%) of the total principal amount advanced to Borrower by Bank under the Term Loan.

"Foreign Currency" means any lawful money that is not Euros.

"Foreign Institutions" means any bank or institution which is not located in the United States or the United Kingdom.

"Funding Date" is any date on which a Credit Extension is made to or for the account of Borrower which shall be a Business Day.

"FX Contract" is any foreign exchange contract by and between Borrower and Bank under which Borrower commits to purchase from or sell to Bank a specific amount of Foreign Currency on a specified date.

"GAAP" is generally accepted accounting principles in The Netherlands, including, in each case, IFRS.

“German Security Documents” means, individually and collectively each of, (a) a certain Security Assignment Agreement (accounts receivable) dated as of the Effective Date, between Borrower and Bank, (b) a certain Account Pledge Agreement dated as of the Effective Date, between Borrower and Bank, (c) a certain Account Pledge Agreement dated as of the Effective Date between Affimed N.V. and Bank, (d) a certain Share Security Agreement dated as of the Effective Date between Affimed N.V. and Bank, and (e) a certain Security Transfer Agreement dated as of the Effective Date, between Borrower and Bank, and (f) any and all other security agreements, mortgages or other collateral granted to Bank by Borrower as security for the Obligations, now or in the future.

"Governmental Approval" is any consent, authorisation, approval, order, licence, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.

"Governmental Authority" is any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, Regulatory Authority, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organisation.

"Guarantee" means (a) the guarantee and indemnity dated on or about the date of this Agreement by Affimed N.V. in favour of Bank and (b) any other guarantee and/or indemnity granted by any person on account of the Obligations of Borrower under this Agreement.

"Hedging Transaction" means (i) any foreign exchange transaction involving the purchase or sale of a specific amount of currency on a specified date or (ii) any other transaction, in each case, solely for the purpose of hedging interest payable under this Agreement where the principal amount hedged is greater than €100,000.

"IFRS" are the International Financial Reporting Standards, a collection of guidelines and rules set by the International Accounting Standards Board (www.iasb.org) which are applicable to the circumstances as of the date of determination.

"Indebtedness" is (a) indebtedness for borrowed money or the deferred price of property or services, such as reimbursement and other obligations for surety bonds and letters of credit, (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) capital lease obligations and (d) Contingent Obligations of an Obligor.

"Indemnified Person" is defined in Clause 12.2 (Indemnity).

"Insolvency Proceeding" is defined in Clause 8.6 (Insolvency Proceedings).

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"Intellectual Property" means all of Borrower's present and future right, title, and interest in and to the following:

(a)       its Copyrights, Trademarks and Patents;

(b)       any and all trade secrets and trade secret rights, including any rights to unpatented inventions, know-how and operating manuals;

(c)       any and all source codes;

(d)       any and all registered designs and other design rights which may be available to a Borrower;

(e)       any and all goodwill and trade secrets;

(e)       any and all claims for damages by way of past, present and future infringement of any of the foregoing, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the Intellectual Property rights identified above; and

(f)       all amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents.

"Interest Payment Date" has the meaning given to that term in Clause 2.2(e) (Payments).

"Interest Period" means each period commencing on an Interest Payment Date and ending on the date one day prior to the next Interest Payment Date

"Interpolated Screen Rate" means, in relation the Term Loan, the rate which results from interpolating on a linear basis between:

(a)       the Screen Rate for the longest period (for which that Screen Rate is available) which is less that the Interest Period of the Term Loan; and

(b)       the Screen rate for the shortest period (for which that Screen Rate is available) which exceeds the Interest Period of the term Loan,

each as of 11:00am Brussels time.

"Inventory" is present and future inventory in which Borrower or any of its Subsidiaries has any interest, including merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products intended for sale or lease or to be furnished under a contract of service, of every kind and description now or later owned by or in the custody or possession, actual or constructive, of Borrower or any Subsidiaries (as applicable), including inventory temporarily out of its custody or possession or in transit and including returns on any accounts or other proceeds (including insurance proceeds) from the sale or disposition of any of the foregoing and any documents of title.

"Investment" is any beneficial ownership of stocks, shares, bonds and securities (including any partnership interest) in any Person, or any loan, advance or capital contribution to any Person.

"Letter of Credit" is a standby or commercial letter of credit issued by Bank upon request of Borrower based upon an application, guarantee, indemnity or similar agreement.

"Lien" is a mortgage, lien, deed of trust, levy, charge, assignment, pledge, security interest or other encumbrance.

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"Loan Documents" are, collectively, this Agreement, the Perfection Certificates, each Warrant, the Security Documents, any Bank Services Agreement, and any loan, notes or guarantees executed by an Obligor in favour of Bank, and any other present or future agreement between an Obligor and Bank and/or entered into for the benefit of Bank in connection with this Agreement, all as amended, extended or restated.

"Margin" means 5.5 per cent. per annum.

"Material Adverse Change" is: (i) a material impairment in the perfection or priority of Bank's security interest in the Collateral; (ii) a material adverse change in the business, operations, or financial condition of an Obligor or (iii) a material impairment of the prospect of repayment of any portion of the Obligations;

"Monthly Financial Statements" is defined in Clause 6.2(a) (Monthly Financial Statements).

"Obligations" are all present and future monies, liabilities, obligations, debts, principal, interest, Bank Expenses and other amounts owing by any Obligor to Bank, in each case whether actual or contingent (including, but without limitation, Contingent Obligations) and whether owing as principal or as surety or in any other capacity or of any nature arising under or in connection with this Agreement, the other Loan Documents, (other than the Warrants) any Bank Services Agreement or otherwise howsoever and wherever arising, and including interest accruing after Insolvency Proceedings begin.

"Obligor" means each of (a) the Borrower; (b) Affimed N.V. and (c) any other person that from time to time provides a Lien or a Guarantee in favour of Bank on account of the Obligations of Borrower under this Agreement.

"Participating Member State" means any member state of the European Union that has the Euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

"Patents" are patents, patent applications and like protections, including improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.

"Payment/Advance Request Form" is that certain form attached hereto as Exhibit A.

"Perfection Certificate" means a certificate signed by a Responsible Officer of an Obligor provided to Bank as a condition precedent to the initial Credit Extension and which contains details about an Obligor's assets and liabilities, officers and shareholders and other information as set out therein.

"Permitted Indebtedness" is:

(a)       Borrower's Indebtedness to Bank under this Agreement or the Loan Documents;

(b)       Subordinated Debt;

(c)       Indebtedness existing on the Effective Date and shown on a Perfection Certificate (other than, following the date of the initial Credit Extension, Indebtedness disclosed on a Perfection Certificate which is being repaid using the proceeds of the initial Credit Extension);

(d)       unsecured Indebtedness to trade creditors incurred and discharged in the ordinary course of business;

(e)       Indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of business;

(f)       Indebtedness secured by Liens permitted under clauses (a) and (c) of the definition of "Permitted Liens";

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(g)       extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness permitted under paragraphs (a) to (c) inclusive above, provided that the principal amount thereof is not increased or the terms thereof are not modified to impose more burdensome terms upon an Obligor or a Subsidiary of an Obligor, as the case may be; and

(m)       permitted by Bank in writing at any time after the date of this Agreement.

"Permitted Investments" are:

(a)       Investments (including Subsidiaries) existing on the Effective Date and shown on the Perfection Certificate, including any commitments the Borrower has made as of the date of this Agreement in connection with any Investments (including Subsidiaries) and which Borrower has disclosed in writing to the Bank in the Perfection Certificate;

(b)Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of Borrower's business;

(c)       Investments consisting of deposit accounts in which Bank has a perfected security interest;

(d)       Investments accepted in connection with Transfers permitted by Clause 7.1 (Dispositions);

(e)       Investments consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business, and (ii) loans to employees, officers or directors relating to the purchase of equity securities of Borrower or its Subsidiaries pursuant to employee share purchase plans or agreements approved by Borrower's Board of Directors;

(f)       Investments (including debt obligations) received in connection with the bankruptcy or reorganisation of customers or suppliers and in settlement of unfulfilled obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business;

(g)       Investments consisting of notes receivable of, or prepaid royalties and other credit extensions to, customers and suppliers who are not Affiliates, in the ordinary course of business; provided that this paragraph (h) shall not apply to Investments of Borrower in any Subsidiary; and

(h)       Investments by the Borrower in its Subsidiaries to cover operating costs in the ordinary course of business of such Subsidiary, provided that such Investments shall not exceed:

(i)	in the case of AbCheck s.r.o., a limited liability company (společnost s ručením omezeným) incorporated in the Czech Republic, having company number 28471512, four hundred and fifty thousand euros (€450,000) per calendar quarter or such higher amount as agreed between the Lender and the Borrower in writing from time to time; and

(ii)	in the case of Affimed Inc., a corporation incorporated under the laws of Delaware and having company number 47-3374648, three hundred and seventy five thousand euros (€375,000) per calendar quarter or such higher amount as agreed between the Lender and the Borrower in writing from time to time; and

(iii)	in the case of any other Subsidiary, such amount per calendar month as is agreed in writing between the Lender and the Borrower from time to time.

"Permitted Liens" are:

(a)       Liens arising under this Agreement or other Loan Documents in favour of the Bank;

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(b)       Liens for taxes, fees, assessments or other government charges or levies, either being contested in good faith or payment of which can be lawfully withheld and for which Borrower maintains adequate reserves on its Books, if they have no priority over any of Bank's Liens;

(c)       Purchase money Liens (i) on Equipment acquired or held by Borrower incurred for financing the acquisition of the Equipment securing no more than Fifty thousand Euros (€50,000) in the aggregate amount outstanding, or (ii) existing on equipment when acquired, if the Lien is confined to the equipment itself and improvements and the proceeds of the equipment;

(d)       leases or subleases and non-exclusive licences or sub-licences granted in the ordinary course of Borrower's business, if the leases, subleases, licences and sub-licences permit granting Bank a security interest;

(e)       Liens incurred in the extension, renewal or refinancing of the indebtedness secured by Liens described in (a) to (d) inclusive, but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness may not increase;

(f)       Liens in favour of other financial institutions arising in connection with Borrower's deposit accounts held at such institutions (including but not limited to any security interest or right to set-off arising under articles 24 or 25 respectively of the general terms and conditions (algemene voorwaarden) of any member of the Dutch Bankers' Association (Nederlandse Vereniging van Banken) and/or under any other general business conditions (AGB Banken) of any bank in Germany and/or any other comparable provisions in other countries), provided that (i) Bank has a perfected security interest in the amounts held in such deposit accounts; (ii) such security interest of Bank takes priority to any such Lien of the relevant deposit account bank; and (iii) the relevant deposit account bank has acknowledged that the Bank's security interest has priority over its Lien; and

(g)       any Lien arising by operation of law and in the ordinary course of business of Borrower.

"Person" is any individual, sole proprietorship, partnership (including but not limited to a general partnership (vennootschap onder firma), a limited partnership (commanditaire vennootschap), a partnership (maatschap)), limited liability company (including but not limited to a legal person within the meaning of articles 2:1 to 2:3 inclusive of the Dutch Civil Code), joint venture, company, trust, unincorporated organisation, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

"Quotation Day" means, in relation to any period for which an interest rate is to be determined, two TARGET Days before the first day of that period (unless market practice differs in the Relevant Market for Euro in which case the Quotation day will be determined by Bank in accordance with market practice in the Relevant Market (and if quotations would normally be given on more than one day, the Quotation Day will be the last of those days)

"Regulatory Authority" any competent authority in any country or region that regulates medicines and healthcare and life sciences products, including the Medicines and Healthcare products Regulatory Agency, the European Medicines Agency, ethics committees and the US Food and Drug Administration.

"Regulatory Change" is defined in Clause 9.10(a) (Additional Costs).

"Relevant Market" means the European interbank market.

"Requirement of Law" is as to any Person, the organizational or governing documents of such Person, and any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

"Resolution Authority" means any body which has authority to exercise any Write-down and Conversion Powers.

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"Responsible Officer" is each managing director (Geschäftsführer), director (including a statutair bestuurder) or other equivalent officer of an Obligor.

"Restricted Licence" is any material licence or other agreement with respect to which Borrower is the licensee (a) that prohibits or otherwise restricts Borrower from granting a security interest in Borrower's interest in such licence or agreement or any other property, or (b) for which a default under or termination of could interfere with Bank's right to sell any Collateral.

"Screen Rate" means the Euro interbank offered rate administered by the European Money Markets Institute (or any other person which takes over the administration of that rate) for the relevant period displayed (before any correction, recalculation or republication by the administrator) on page EURIBOR01 of the Thomson Reuters Screen (or any replacement Thomson Reuters page which displays that rate) or on the appropriate page of such other information service which publishes that rate from time to time in place of Thomson Reuters. If such page or service ceases to be available, Bank may specify another page or service displaying the relevant rate after consultation with the Borrower.

"Security Documents" means each of:

(a)       a Netherlands law omnibus deed of pledge;

(b)       the German Security Documents; and

(c)       all other Liens granted in favour of the Bank as security for the Obligations now or in the future.

"Studies" means each of:

(a)       AFM13 Hodgkin Lymphoma Combination with PD-1;

(b)       AFM11 Non-Hodgkin Lymphoma;

(c)       AFM11 Acute Lymphocytic Leukaemia; and/or

(d)       any other study or clinical trials agreed between Borrower and Bank to be included as a study within the meaning of "Studies".

"Subordinated Debt" is debt incurred by an Obligor subordinated to Borrower's debt to Bank (pursuant to a subordination agreement entered into between Bank, the relevant Obligor and the subordinated creditor), on terms acceptable to Bank.

"Subsidiary" means (i) a subsidiary as defined in Section 1159 of the Companies Act 2006 and (ii) unless the context otherwise requires, a subsidiary undertaking within the meaning of Section 1162 of the Companies Act 2006.

"TARGET2" means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilises a single shared platform and which was launched on 19 November 2007.

"TARGET Day" means any day on which TARGET2 is open for the settlement of payments in Euro.

"Taxes" means any present or future taxes, levies, duties, imposts or other charges or withholdings of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same), and "Tax" and "Taxation" have a corresponding meaning.

"Tax Payment" has the meaning given to that term in Clause 9.7(b) (Withholding; Gross-up).

"Term Loan" is a drawing under "Tranche 1" or "Tranche 2."

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"Term Loan Amount" is an amount equal to the aggregate of:

(a)       the Tranche 1 Term Loan Amount; and

(b)       as applicable, either:

(i)       the Tranche 2a Term Loan Amount (if the Tranche 2a Conditions are satisfied and the Borrower has elected to draw down Tranche 2a); or

(ii)       the Tranche 2b Term Loan Amount (if the Tranche 2b Conditions are satisfied and the Borrower has elected to draw down Tranche 2b).

"Term Loan Early Termination Fee" means:

(a)        if the Term Loan is prepaid within and including two (2) years of the Funding Date of Tranche 1, 3.00% (three per cent.) of the total amount drawn by Borrower under the Facility as at the date on which the Term Loan is prepaid; or

(b)        if the Term Loan is prepaid after two (2) years of the Funding Date but within and including three (3) years of the Funding Date of Tranche 1, 2.00% (two per cent.) of the total amount drawn by Borrower under the Facility as at the date on which the Term Loan is prepaid; or

(c)       if the Term Loan is prepaid at any time after three (3) years of the Funding Date of Tranche 1 but before the Term Loan Maturity Date, 1.00% of the total amount drawn by Borrower under the Facility as at the date on which the Term Loan is prepaid.

"Term Loan Maturity Date" is:

(a)       31 May 2020, if the Borrower draws down under Tranche 1 only;

(b)       31 May 2020, if the Borrower draws down under Tranche 1 and Tranche 2a; and

(c)       30 November 2020, if the Borrower draws down under Tranche 1 and Tranche 2b.

"Trademarks" are trademark and service mark rights, registered or not, applications to register and registrations and like protections, and the entire goodwill of the business of Borrower connected with the trademarks.

"Tranche 1" has the meaning ascribed to it in Clause 2.1(a)(i).

"Tranche 1 Availability Period" means the period commencing on the date of this Agreement and ending on 16 December 2016.

"Tranche 1 Term Loan Payment" has the meaning ascribed to it in Clause 2.1(b)(i).

"Tranche 1 Term Loan Amount" is an amount equal to five million Euros (€5,000,000) (as reduced or cancelled in accordance with the terms of this Agreement).

"Tranche 1 Warrant" means the Warrant issued to Bank under Clause 6.12(a)(i).

"Tranche 2" has the meaning ascribed to it in Clause 2.1(a)(ii).

"Tranche 2 Availability Period" means the period commencing on the date of this Agreement and ending on 31 May 2017.

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"Tranche 2 Warrant" means the Warrant issued to Bank under Clause 6.12(a)(ii).

"Tranche 2a" means the tranche described in Clause 2.1(a)(ii)(A).

"Tranche 2a Conditions" means each of the following conditions:

(a)       evidence in form and substance satisfactory to Bank that the Borrower has received in cleared funds at least twenty million Euros (€20,000,000) representing either:

(i)       an additional cash equity injection; and/or

(ii)       an upfront milestone payment;

(b)        evidence in form and substance reasonably satisfactory to Bank as to the continued progress of the Studies;

(c)       Tranche 1 has been drawn down by the Borrower;

(d)       delivery to Bank of the Tranche 2 Warrant duly executed by Affimed N.V. and any ancillary documents and/or legal opinions reasonably required by Bank; and

(e)       the conditions in Clause 3.2 (Conditions Precedent to all Credit Extensions) are satisfied.

"Tranche 2a Term Loan Amount" means five million Euros (€5,000,000) (as reduced of cancelled in accordance with the terms of this Agreement).

"Tranche 2a Term Loan Payment" has the meaning ascribed to it in Clause 2.1(b)(ii)(A).

"Tranche 2b" means the tranche described in Clause 2.1(a)(ii)(B).

"Tranche 2b Conditions" means each of the following conditions:

(a)       evidence in form and substance reasonably satisfactory to Bank that the Borrower has received in cleared funds at least fourteen million Euros (€14,000,000) representing either:

(i)       an additional cash equity injection; and/or

(ii)       an upfront milestone payment;

(b)        evidence in form and substance reasonably satisfactory to Bank as to the continued progress of the Studies;

(c)       Tranche 1 has been drawn down by the Borrower;

(d)       delivery to Bank of the Tranche 2 Warrant duly executed by Affimed N.V. and any ancillary documents and/or legal opinions reasonably required by Bank; and

(e)       the conditions in Clause 3.2 (Conditions Precedent to all Credit Extensions) are satisfied.

"Tranche 2b Term Loan Amount" means two million, five hundred thousand Euros (€2,500,000) (as reduced or cancelled in accordance with the terms of this Agreement).

"Tranche 2b Term Loan Payment" has the meaning ascribed to it in Clause 2.1(b)(ii)(B).

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"Transfer" is defined in Clause 7.1 (Dispositions).

"Warrant" means each of the Tranche 1 Warrant and the Tranche 2 Warrant and "Warrants" means both of them.

"Write-down and Conversion Powers" means in relation to any applicable Bail-In Legislation:

(a)       any powers under that Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers; and

(b)       any similar or analogous powers under that Bail-In Legislation.

13.2       Interpretation. In this Agreement, unless the context otherwise requires or the contrary intention appears:

(a)       a reference to a provision of law is a reference to that provision as extended, applied, amended or enacted from time to time and includes any subordinate legislation;

(b)       the singular includes the plural and vice versa, and reference to any gender includes the other genders;

(c)       references to this Agreement or any other agreement or document are to this Agreement or such other agreement or document as it may be validly varied, amended, supplemented, restated, renewed, novated or replaced from time to time;

(d)       references to any party to this Agreement include a reference to its successors and permitted assigns and permitted transferees under this Agreement;

(e)       references to "written" or "in writing" include all forms of visible reproduction in permanent form, including electronic messages;

(f)       the words "execution", "signed", "signature" and words of like import in any Loan Document shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity and enforceability as a manually executed signature or the use of a paper-based recordkeeping systems as the case may be, to the extent and as provided for in any applicable law;

(g)       the headings used in this Agreement are for convenience only and shall not affect the interpretation of this Agreement;

(h)       the parties hereto mutually acknowledge that they and their lawyers have participated in the preparation and negotiation of this Agreement. In cases of uncertainty this Agreement shall be construed without regard to which of the parties caused the uncertainty to exist;

(i)       any reference to:

(i)       a "month" is a reference to a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month (and "months" has a corresponding meaning) save that, where any such period would otherwise end on a day which is not a Business Day, it shall end on the next

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Business Day, unless that day falls in the calendar month succeeding that in which it would otherwise have ended, in which case it shall end on the preceding Business Day provided that, if a period starts on the last Business Day in a calendar month or if there is no numerically corresponding day in the month in which that period is to end, that period shall end on the last Business Day in that latter month;

(ii)       a "dispute" means any litigation or administrative or arbitration proceeding before or of any court, tribunal, arbitrator or governmental or municipal authority, any labour dispute, any dispute with any governmental or municipal authority and any other dispute of any kind;

(j)       any covenant by a party not to do an act or thing includes an obligation not to permit or suffer such act or thing to be done;

(k)       the words "including" and "in particular" and any similar words or expressions are by way of illustration and emphasis only and do not operate to limit the generality or extent of any other words or expressions;

(l)       all Exhibits to this Agreement form part of it and take effect as if set out in this Agreement, and any reference to this Agreement includes the Exhibits;

(m)       a Default is "continuing" if it has not been remedied (to the extent capable of remedy) to the satisfaction of Bank or specifically waived in writing by Bank and an Event of Default is “continuing” if it has not been specifically waived in writing by Bank;

(n)       Where the Borrower consists of more than one person:

(i)       the obligations and liabilities of the Borrower shall take effect as joint and several obligations and liabilities on the part of such persons;

(ii)       unless the context otherwise requires, all references to the Borrower shall take effect as references to such persons or each of them;

(iii)       neither Borrower shall be released from liability under this Agreement by reason of this Agreement not being or ceasing to be binding on the other Borrower;

(vi)       any notice to or demand on the Borrowers shall be sufficiently served on both Borrowers if served on one Borrower.

(o)       references to Clauses and Exhibits refer to clauses of, and schedules and exhibits to, this Agreement.

13.3        Dutch terms

In this Agreement, where it relates to a Dutch entity, a reference to:

(a)       ʺgross negligenceʺ means grove schuld;

(b)       ʺindemnifyʺ means vrijwaren;

(c)       ʺnegligenceʺ means schuld;

(d)       ʺwilful misconductʺ means opzet;

(e)       a ʺsecurity interestʺ includes any mortgage (hypotheek), pledge (pandrecht), retention of title arrangement (eigendomsvoorbehoud), privilege (voorrecht), right of retention (recht van retentie), right to

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reclaim goods (recht van reclame), and, in general, any limited right (beperkt recht), created for the purpose of granting security (goederenrechtelijk zekerheidsrecht);

(f)       a ʺmoratoriumʺ includes surseance van betaling;

(g)       a ʺbankruptcy trusteeʺ includes a curator; and

(h)       an ʺadministratorʺ includes a bewindvoerder.

Signature page follows.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as a deed and delivered on the Effective Date.

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BORROWER:

EXECUTED for and on behalf of AFFIMED GMBH by:

By:	/s/ Florian Fischer
Name:	Florian Fischer
Title:	CFO

By:	/s/ Jörg Windisch
Name:	Jörg Windisch
Title:	COO

BANK:

EXECUTED for and on behalf of SILICON VALLEY BANK by:

By:	/s/ Nooman Haque
Name:	Nooman Haque
Title:	Director of Life Sciences

EXHIBIT A

Loan Payment/Advance Request Form

Deadline for same day processing is midday london time

Fax To:                                  Date: _____________________

LOAN PAYMENT:

[NAME OF THE COMPANY]

From Account #________________________________ To Account #__________________________________________________

(Deposit Account #) (Loan Account #)

Principal €____________________________________ and/or Interest €________________________________________________

Authorised Signature:                                                                                       Phone Number:

Print Name/Title:

Loan Advance:

Complete Outgoing Wire Request section below if all or a portion of the funds from this loan advance are for an outgoing wire.

From Account #________________________________ To Account #__________________________________________________

(Loan Account #) (Deposit Account #)

Amount of [Tranche 1] [Tranche 2] Term Loan €___________________________

[If Tranche 2]Term Loan shall be drawn by way of [Tranche 2a]/[Tranche 2b]

Date Term Loan is to be made __________________________ 20[●]

All Borrower's representations and warranties in the Loan Agreement are true, correct and complete in all material respects on the date of the telephone transfer request for an advance, but those representations and warranties expressly referring to another date shall be true, correct and complete in all material respects as of such date:

Authorised Signature:                                                                      Phone Number:

Print Name/Title:

Outgoing Wire Request:

Complete only if all or a portion of funds from the loan advance above is to be wired.

Deadline for same day processing is midday London Time.

Beneficiary Name: ________________________________ Amount of Wire: €

Beneficiary Bank: _________________________________ Account Number:

City and State:

Beneficiary Bank Transit (ABA) #:                                                                  Beneficiary Bank Code (Swift, Sort, Chip, etc.):

(For International Wire Only)

Intermediary Bank:                                                                Transit (ABA) #:

For Further Credit to:

Special Instruction:

By signing below, we acknowledge and agree that our funds transfer request shall be processed in accordance with and subject to the terms and conditions set out in the agreements(s) covering funds transfer service(s), which agreements(s) were previously received and executed by us.

Authorized Signature: ___________________________ 2nd Signature (if required): ______________________________________

Print Name/Title: _______________________________ Print Name/Title: ______________________________________________

Telephone #: _____ Telephone #: ______________

EXHIBIT B

COMPLIANCE CERTIFICATE

TO: SILICON VALLEY BANK

FROM: [ ● ]

The undersigned authorised officer of [ ● ] ("Borrower") certifies that under the terms and conditions of the Loan Agreement between, amongst others, Borrower and Bank (the "Agreement"), (1) Borrower is in complete compliance for the period ending _______________ with all required covenants except as noted below, (2) there are no Events of Default, (3) all representations and warranties in the Agreement are true and correct in all material respects on this date except as noted below; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date, (4) Borrower, and each of its Subsidiaries/Affiliates, has timely filed all required tax returns and reports, and Borrower has timely paid all taxes, assessments, deposits and contributions owed by Borrower except as otherwise permitted pursuant to the terms of Clause 5.8 (Taxation) of the Agreement, and (5) no Liens have been levied or claims made against Borrower or any of its Subsidiaries relating to unpaid employee payroll or benefits of which Borrower has not previously provided written notification to Bank. Attached are the required documents supporting the certification. The undersigned certifies that these are prepared in accordance with GAAP consistently applied from one period to the next except as explained in an accompanying letter or footnotes. The undersigned acknowledges that no borrowings may be requested at any time or date of determination that Borrower is not in compliance with any of the terms of the Agreement, and that compliance is determined not just at the date this certificate is delivered. Capitalised terms used but not otherwise defined herein shall have the meanings given to them in the Agreement.

Please indicate compliance status by circling Yes/No under "Complies" column.

Reporting Covenant	Required	Complies

Monthly financial statements	Within 30 days of the end of each month	Yes No
Annual financial statement (Audited)	180 days following Affimed N.V.'s financial year end	Yes No

Board approved operating plan	Within 30 days after the expiration of the immediately preceding financial year	Yes No
Board meeting pack	No later than 30 days after the day of each board meeting	Yes No

The following Intellectual Property was registered after the Effective Date (if no registrations, state "None")

__________________________________________________________________________________

The following legal actions are pending (if none state "None")

__________________________________________________________________________________

The following are the exceptions with respect to the certification above: (If no exceptions exist, state "No exceptions to note.")

AFFIMED GMBH By: _____________________ Name: _____________________ Title: _____________________

BANK USE ONLY

Received by: _____________________

authorised signer

Date: _________________________

Verified: ________________________

authorised signer

Date: _________________________

Compliance Status: Yes No

EXHIBIT c

client payment instructions

Principal and Interest Repayments in Euros Please remit funds to: Account Number: IBAN: Swift Code: Via our EUR Correspondent: Ref: Please quote your client name	Fee Payments in Euros Please remit funds to: Account Number: IBAN: Swift Code: Via our EUR Correspondent: Ref: Please quote your client name

EXHIBIT D

LITIGATION DISCLOSURES

Amgen:

In 2006 Affimed GmbH entered into a Settlement Agreement with Micromet AG (now Amgen Research (Munich) GmbH, a subsidiary of Amgen Inc.). In the Settlement Agreement Affimed GmbH undertakes not to challenge the validity or scope of the Micromet/Amgen patent EP 1 071 752 B1 and any patents, patent applications and other protective rights relating to bispecific single chain constructs specific for CD19 and CD3. In return for Affimed GmbH´s committment and withdrawal of its former appeal against an opposition, Micromet/Amgen paid in total EUR 175,000 to Affimed GmbH. If Affimed GmbH breaches the Settlement Agreement, Micromet/Amgen may terminate the Settlement Agreement and request repayment of this amount plus 5% annual compound interest. Since Affimed GmbH´s drug candidate AFM11 falls within the scope of this Settlement Agreement, Affimed GmbH has filed several oppositions against patent EP 1 071 752 B1 and related patents and will continue with other oppositions in the future. The financial risk of Affimed GmbH in case of termination of the Settlement Agreement by Micromet/Amgen is clear and in addition Affimed GmbH has serious concerns about the validity of the Settlement Agreement from an anti-trust perspective.

EXHIBIT E

FORM OF WARRANT

WARRANT FOR THE SUBSCRIPTION OF COMMON SHARES AFFIMED N.V.

THE WARRANT REPRESENTED BY THIS CERTIFICATE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND HAS BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A CURRENT VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. SUCH WARRANT GENERALLY MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION UNLESS THE COMPANY RECEIVES AN OPINION OF COUNSEL REASONABLY ACCEPTABLE TO IT STATING THAT SUCH SALE OR TRANSFER IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SAID ACT. THIS SECURITY IS ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER AND OTHER MATTERS AS SET FORTH IN THE WARRANT GOVERNING THE TERMS OF THIS WARRANT. THE COMMON SHARES ISSUABLE UPON EXERCISE OF THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND ARE SUBJECT TO FURTHER RESTRICTION ON TRANSFER. SUCH COMMON SHARES GENERALLY MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION UNLESS THE COMPANY RECEIVES AN OPINION OF COUNSEL REASONABLY ACCEPTABLE TO IT STATING THAT SUCH SALE OR TRANSFER IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SAID ACT.

Affimed N.V., a public limited liability company under the laws of the Netherlands, having its corporate seat at Amsterdam, the Netherlands and address at D-69120 Heidelberg, Germany, Im Neuenheimer Feld 582, Germany (the "Company"), hereby certifies and declares that Silicon Valley Bank, a corporation incorporated under the law of California, United States of America, with registered address at 3003 Tasman Drive, Santa Clara, California, United States of America, (together with its successors, transferees and assigns, collectively, the “Holder"), in partial consideration for entering into a loan agreement, dated as of November 30, 2016, by and between inter alia the Company and the Holder, is entitled, subject to the provisions of this warrant (the "Warrant"), to subscribe for such number of common shares with a nominal value of EUR 0.01 in the share capital of the Company (the "Common Shares"), as set out below.

WHEREAS:

(A)	On November 30, 2016, Affimed GmbH, as borrower, and the Holder, as lender, entered into a loan agreement (the "Loan Agreement").

(B)	Pursuant to the Loan Agreement the Company is required to grant this Warrant to the Holder,

(C)	The number of Common Shares to be received upon the exercise of this Warrant and the price to be paid per Common Share are subject to adjustment from time to time as set forth in this Warrant. The Common Shares to be issued by the Company upon exercise of this Warrant, as such number is adjusted from time to time, are hereinafter also referred to as “Warrant Shares".

(D)	On ________________ 2016, the management board of the Company approved the granting of this Warrant and, upon exercise of this Warrant the issuance of the Warrant Shares, to the Holder.

1	GRANT AND EXERCISE OF WARRANT

1.1	The Company grants the Holder the right, subject to the provisions of this Warrant, to subscribe for _____ fully paid Common Shares, subject to adjustment as hereinafter provided.

1.2	The exercise price per Warrant Share under this Warrant is USD ___ (__ US dollars and __ US dollar cents), payable (i) in cash, (ii) by way of net-issuance as set out in Clause 1.9, or (iii) in kind (subject to section 2:94b of the Dutch Civil Code), and whether or not by means of set-off by the Company (the "Exercise Price"). The Exercise Price shall always be equal to an amount of at least the nominal value of the Common Shares. For the purposes of this Clause 1.2, "NASDAQ" means the NASDAQ Stock Market operated by Nasdaq, Inc.

1.3	This Warrant may be exercised in whole or in part prior to the Expiration Date (as hereinafter defined) by completing the form set out in Schedule 1 (an "Exercise Notice"), by duly executing such Exercise Notice, and by delivering such Exercise Notice, together with this Warrant and payment in full of the aggregate Exercise Price, to the Company.

1.4	An Exercise Notice, once issued, shall be irrevocable and shall constitute a binding agreement between the Holder and the Company, enforceable in accordance with its terms. The Exercise Notice must state the number of Warrant Shares to which it relates.

1.5	If this Warrant should be exercised in part only, the Company shall, upon delivery of this Warrant, execute and deliver a new Warrant evidencing the rights of the Holder thereof to purchase the balance of the Warrant Shares that can be subscribed for hereunder.

1.6	Upon the exercise of this Warrant, the Company shall, within five (5) Business Days after the date of delivery of the Exercise Notice to the Company, subject to receipt by the Company of the aggregate Exercise Price for the Warrant Shares subscribed for pursuant to such exercise, issue the corresponding number of Warrant Shares (as specified in the Exercise Notice) to the Holder.

1.7	The Company undertakes to do at all times such things and to do all such acts and to execute all such documents, to the extent required to give effect to this Warrant and the exercise of this Warrant by the Holder in accordance with the terms hereof.

1.8	To the extent this Warrant has not been exercised at or before the Expiration Date, it shall become null and void, and all rights of the Holder hereunder shall cease.

1.9	Payment may be made, at the option of the Holder as specified in the relevant Exercise Notice, on a net issuance basis, whereby the Holder will receive a reduced number of Warrant Shares, in lieu of paying the aggregate Exercise Price in cash or in kind for all the Warrant Shares forming the subject matter of an Exercise Notice. The number of Warrant Shares the Holder shall receive shall be determined as follows:

X =	N x (FMV – EP)
(FMV – NV)

Where:

X =	the number of Warrant Shares, rounded down to the nearest whole number, to be issued to the Holder

EP =	the Exercise Price

FMV =	the Fair Market Value of one Warrant Share

N =	the number of Warrant Shares subject to the relevant Exercise Notice

NV =	the nominal value of one Warrant Share

(a)	For the purposes of this Clause 1.9, "Fair Market Value" shall be the average of the middle market quotations of the Common Shares listed on NASDAQ (as defined in Clause 1.2 above) over a five day period ending three days before the date the current fair market value of the Warrant Shares is being determined.

(b)	For avoidance of doubt:

(i)	the Warrant Shares available to the Holder following payment of the Exercise Price and allotment of the Warrant Shares in accordance with this Clause 1.9 shall be reduced by the number of Warrant Shares subject to the relevant Exercise Notice; and

(ii)	nothing in this Clause 1.9 shall cause the Holder not to be liable for separately paying the nominal value for all such Warrant Shares subject to the relevant Exercise Notice in cash prior to the issue of such Warrant Shares.

2	SET-OFF

The Holder may upon the exercise of this Warrant in accordance with Clause 1.1 set-off any obligation that is due and payable (opeisbaar) and not contingent (niet voorwaardelijk) of the Company to the Holder under the Loan Agreement against the obligation of the Holder to pay the aggregate Exercise Price for the Warrant Shares subscribed for pursuant to such exercise.

3	ISSUE OF COMMON SHARES

On 12 September 2014, with effect from 17 September 2014, the management board of the Company was authorised by the general meeting of shareholders to issue, and to grant the right to subscribe for, Common Shares, and to exclude pre-emptive rights. The Company hereby agrees that upon due exercise of this Warrant by the Holder it shall issue Common Shares in accordance with this Warrant and all such Common Shares, when issued upon such exercise in accordance with the terms of this Warrant, shall be validly issued, fully paid and non-assessable.

4	REPRESENTATIONS

The Company represents and warrants to the Holder that each of the following statements set out below is true, accurate and not misleading at the date of this Warrant:

a.	The Company is duly organised and validly existing under the laws of the Netherlands and has full corporate power and authority to perform the transactions contemplated in this Warrant and has no conflict to enter into this Warrant and each other document or instrument delivered in connection with this Warrant.

b.	This Warrant and each other document or instrument delivered in connection with this Warrant constitute binding obligations of, and are enforceable against, the Company in accordance with their respective terms.

c.	The Company currently has an authorised share capital of one million one hundred thousand euro (EUR 1,100,000), consisting of fifty-five million (55,000,000) Common Shares and fifty-five million (55,000,000) cumulative preference shares, each having a nominal value of one eurocent (EUR 0.01).

d.	No warrants, options, rights to participate in profits and similar instruments or rights, to subscribe for shares in the share capital of the Company are outstanding to any party, pursuant to a grant by the Company other than (i) 578,487 options granted in regard to the ESOP 2014 and ESOP 2007 equity plans, and (ii) 106,250 options granted to Perceptive Credit Opportunities Fund, LP pursuant to a warrant agreement dated 6 October 2014.

5	UNDERTAKINGS

5.1	The Company undertakes that, upon the exercise by the Holder of the Warrant, each Warrant Share thereby issued shall:

(a)	be validly issued and fully paid-up and free from any existing pre-emptive rights under the articles of association of the Company ("Articles of Association");

(b)	participate in all dividends allocated to the dividend reserves maintained for the Common Shares; and

(c)	entitle the holder thereof to the shareholder's rights conferred upon shareholders pursuant to the Articles of Association and Netherlands Law.

5.2	The Company furthermore undertakes, save with the consent of the Holder, which shall not be unreasonably withheld, conditioned or delayed:

(a)	that if any offer is made to all holders of Common Shares to acquire the whole of or a portion of the Common Shares, the Company will as soon as possible give notice of such offer to the Holder and use its reasonable best endeavours to procure that a full and adequate opportunity is given to the Holder to exercise its Warrant and that a like offer (being one pari passu with the terms offered in respect of the other Common Shares) is extended in respect of any Common Shares issued upon the exercise of Warrant;

(b)	that it will pay (i) all taxes, stamp and other duties and charges in respect of the creation and issue of the Warrant and (ii) the Holder’s documented and reasonable out of pocket costs in relation to any amendment, waiver or consent requested by or on behalf of the Company and (iii) reasonable out of pocket costs in relation to the enforcement of, or the preservation of any rights of a Holder under this Warrant.

5.3	The Company agrees to procure that such number of Warrant Shares issuable from time to time shall be reserved out of the Company's authorised share capital for issue to the Holder upon the exercise of the Warrant in accordance with Clause 1.

6	TRANSFER AND ASSIGNMENT

6.1	Holder acknowledges that the Warrant and underlying Warrant Shares must be held indefinitely unless subsequently registered under the Securities Act or unless an exemption from such registration is available. It is aware of the provisions of Rule 144 promulgated under the Securities Act which permit limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions. Holder understands that the transfer of the Warrant and underlying Warrant Shares, once issued, is restricted by applicable U.S. state and Federal securities laws and that any such transfer can only be effected subject to the terms of this Warrant, and that the certificates representing the Warrant and underlying Warrant Shares, once issued, will be imprinted with legends restricting transfer except in compliance therewith. The Company need not register a transfer of the legended Warrant or underlying Warrant Shares, and may also instruct its transfer agent not to register the transfer of the warrants or underlying Warrant Shares, unless the conditions specified in each of these legends is satisfied.

6.2	This Warrant and all rights hereunder are subject to Section 6.1 transferable in whole or in part by Holder and any successor transferee to any person, except for customers, suppliers or competitors of the Company or the Company’s group. Holder shall give five (5) Business days prior written notice (a "Transfer Notice") of any such transfer to the Company. The Company agrees and confirms, for the avoidance of doubt, that it in advance provides its cooperation and consent to any transfer as described herein.

6.3	Subject to compliance with applicable U.S. state and Federal securities laws and conditional upon the receipt by Holder of the executed Warrant, the Holder transfers by means of contract transfer in accordance with section 6:159 of the Dutch Civil Code to its parent company SVB Financial Group, a corporation incorporated under the law of California, United States of America, with registered address at 3003 Tasman Drive, Santa Clara, California, United States of America ("Parent"), its legal relationship, being all its rights, including any receivables, irrespective whether or not arisen prior to the date hereof and whether contingent or future, secondary or due and payable and obligations, under this Warrant, in this deed. Parent accepts this transfer of the legal relationship under the Warrant from the Holder, under the condition of receipt of the Holder of the executed Warrant. As a consequence of this transfer, Parent will automatically be bound by the terms and conditions of this Warrant as if it were the original Holder named herein. The Company provides its cooperation and consents to this transfer.

7	RIGHTS OF HOLDER.

Holder shall not, by virtue hereof, be entitled to any rights of a shareholder in the Company, and the rights of Holder are limited to those expressed in this Warrant. Nothing contained in this Warrant shall be construed as conferring upon Holder hereof the right to vote or to consent or to receive notice as a shareholder of the Company on any matters or with respect to any rights whatsoever as a shareholder of the Company. No dividends or interest shall be payable or accrued in respect of this Warrant or the interest represented hereby.

8	ADJUSTMENT OF EXERCISE PRICE AND NUMBER OF SHARES.

The Exercise Price and the number of the Warrant Shares that can be subscribed for upon the exercise of the Warrant shall be subject to adjustment from time to time upon the occurrence of certain events, as follows:

(a)	Stock Splits. If the outstanding Common Shares are to be subdivided into a greater number of shares, the Exercise Price in effect immediately prior to such subdivision shall simultaneously with the effectiveness of such subdivision be proportionately reduced. If outstanding Common Shares shall be combined into a smaller number of shares, the Exercise Price in effect immediately prior to such combination shall, simultaneously with the effectiveness of such combination, be proportionately increased. When any adjustment is required to be made in the Exercise Price, the number of Warrant Shares that may be subscribed for upon the exercise of this Warrant shall be changed to the number determined by dividing (i) an amount equal to the number of Common Shares issuable upon the exercise of this Warrant immediately prior to such adjustment, multiplied by the Exercise Price in effect immediately prior to such adjustment, by the Exercise Price in effect immediately after such adjustment.

(b)	Reclassification, etc. In case there occurs any reclassification or change of the outstanding Common Shares of the Company or of any reorganisation of the Company or any similar corporate reorganisation on or after the date hereof, then, upon the exercise of this Warrant at any time after the consummation of such reclassification, change, or reorganisation, Holder shall be entitled to receive, in lieu of the Warrant Shares or other securities receivable upon the exercise hereof prior to such consummation, the shares or other securities to which such Holder would have been entitled upon such consummation if such Holder had exercised this Warrant immediately prior thereto.

(c)	Adjustment Certificate. When any adjustment is required to be made to the number of Warrant Shares or the Exercise Price pursuant to this Clause 8, the Company shall promptly mail to Holder a certificate setting forth (i) a brief statement of the facts requiring such adjustment, (ii) the Exercise Price after such adjustment and (iii) the kind and amount of shares or other securities into which this Warrant shall be exercisable after such adjustment.

9	PIGGYBACK REGISTRATION RIGHTS.

(a)	Piggyback Registration. Whenever any of the Company’s Common Shares are proposed to be registered under the Securities Act (other than a registration effected solely to implement an employee benefit plan or a transaction to which Rule 145 of the Securities Act is applicable, or a Registration Statement on Form F-4, S-4, S-8 or any successor form thereto or another form not available for registering the Registrable Securities for sale to the public), whether for its own account or for the account of one or more shareholders of the Company and the form of Registration Statement to be used may be used for any registration of Warrant Shares (a "Piggyback Registration"), the Company shall give prompt written notice (in any event no later than five (5) business days prior to the filing of such Registration Statement) to the Holder of its intention to effect such a registration and shall include in such registration, on a pro rata basis with all other persons and entities participating in such registration, the Warrant Shares with respect to which the Company has received written requests for inclusion from the Holder within two (2) business days after the Company's notice has been given to the Holder. For purposes of determining the Holder’s pro rata participation in any registration of the Company’s Common Shares, the Holder shall be deemed to be a “Requesting Shareholder”, as defined in the RRA (defined below), if the registration is of the type described in Section 2.01 of the RRA, and the Holder shall be deemed to be “Shareholder”, as defined in the RRA, if the registration is of the type described in Section 2.02 of the RRA. With respect to any such registration of Company Common Shares, the Company shall be liable for all Registration Expenses, as defined in the RRA, whether or not such registration is effected

(b)	Registration Procedures. If and whenever the Holder requests that any Warrant Shares be registered pursuant to the provisions of this Warrant, the Company shall use its best efforts to effect the registration and the sale of such Warrant Shares in accordance with the intended method of disposition thereof, and pursuant thereto the Company shall as soon as practicable:

(i)	prior to the filing of any Registration Statement, Prospectus or amendments or supplements thereto, furnish to counsel of the Holder copies of such documents proposed to be filed, which documents shall be subject to the review, comment and approval of such counsel;

(ii)	notify the Holder, promptly after the Company receives notice thereof, of the time when such Registration Statement has been declared effective or a supplement to any Prospectus forming a part of such Registration Statement has been filed;

(iii)	furnish to the Holder such number of copies of the Prospectus included in such Registration Statement (including each preliminary Prospectus) and any supplement thereto (in each case including all exhibits and documents incorporated by reference therein) and such other documents as the Holder may request in order to facilitate the disposition of the Warrant Shares;

(iv)	use commercially reasonable efforts to register or qualify such Warrant Shares under such other securities or "blue sky" laws of such jurisdictions as may be required and do any and all other acts and things which may be necessary or advisable to enable the Holder to consummate the disposition; provided, that the Company shall not be required to qualify generally to do business, subject itself to general taxation or consent to general service of process in any jurisdiction where it would not otherwise be required to do so but for this Section 9(b)(iv);

(v)	notify the Holder, at any time when a Prospectus relating thereto is required to be delivered under the Securities Act, of the occurrence of any event as a result of which the Prospectus included in such Registration Statement contains an untrue statement of a material fact or omits any fact necessary to make the statements therein not misleading, and, at the request of the Holder, the Company shall prepare a supplement or amendment to such Prospectus so that, as thereafter delivered to the purchasers of such Warrant Shares, such Prospectus shall not contain an untrue statement of a material fact or omit to state any fact necessary to make the statements therein not misleading;

(vi)	upon execution of confidentiality agreements in form and substance reasonably satisfactory to the Company, make available for inspection by the Holder, any underwriter participating in any disposition pursuant to such Registration Statement and any attorney, accountant or other agent retained by the Holder or any such underwriter, all financial and other records, pertinent corporate documents and properties of the Company, and cause the Company's officers, directors and employees to supply all information requested by any such inspector, as shall be reasonably necessary to exercise its due diligence responsibility in connection with such Registration Statement; the Holder agrees that the information obtained by it shall be deemed confidential and shall not be used by it or its affiliates as the basis for any market transactions in Common Shares unless and until such information is made generally available to the public;

(vii)	use its best efforts to cause such Warrant Shares to be listed on each securities exchange on which the Common Shares are then listed or, if the Common Shares are not then listed, on a national securities exchange selected by the Holder;

(viii)	notify the Holder promptly of any request by the U.S. Securities and Exchange Commission (the "Commission") for the amending or supplementing of such Registration Statement or Prospectus or for additional information; and

(ix)	without limiting Section 6(c)(vi) above, use its best efforts to cause the Warrant Shares to be registered with or approved by such other governmental agencies or authorities as may be necessary by virtue of the business and operations of the Company to enable the Holder to consummate the disposition of such Warrant Shares in accordance with their intended method of distribution thereof;

(x)	advise the Holder, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its best efforts to prevent the issuance of any stop order or to obtain its withdrawal at the earliest possible moment if such stop order should be issued; and otherwise use its best efforts to take all other steps necessary to effect the registration of such Warrant Shares contemplated hereby.

(c)	For purposes of this Warrant, when used herein the following terms shall have the following meanings:

"Prospectus" means the prospectus or prospectuses included in any Registration Statement, as amended or supplemented by any prospectus supplement with respect to the terms of the offering of any portion of the Registrable Securities covered by such Registration Statement and by all other amendments and supplements to the prospectus, including post- effective amendments and all material incorporated by reference in such prospectus or prospectuses.

"Registrable Securities" means (x) any shares of Common Stock held by any Person or issuable upon conversion, exercise or exchange of any securities owned by any person or entity at any time (including Warrant Shares exercisable upon exercise of this Warrant), and (y) any shares of Common Stock issued or issuable with respect to any shares described in subsection (x) above by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization (it being understood that for purposes of this Warrant, a person or entity shall be deemed to be a holder of Registrable Securities whenever such person or entity has the right to then acquire or obtain from the Company any Registrable Securities, whether or not such acquisition has actually been effected).

As to any particular Registrable Securities, such securities shall cease to be Registrable Securities when (i) a Registration Statement covering such securities has been declared effective by the Commission and such securities have been disposed of pursuant to such effective Registration Statement, (ii) such securities are sold under circumstances in which all of the applicable conditions of Rule 144 (or any similar provisions then in force) under the Securities Act are met, (iii) such securities are otherwise transferred and such securities may be resold without subsequent registration under the Securities Act, or (iv) such securities shall have ceased to be outstanding.

"Registration Statement" means any registration statement of the Company which covers any of the Registrable Securities pursuant to the provisions of this Warrant, including the Prospectus, amendments and supplements to such Registration Statement, including post-effective amendments, all exhibits and all materials incorporated by reference in such Registration Statement.

“RRA” means the Registration Rights Agreement, dated as of 17 September 2014, among the Company and the shareholders party thereto.

(d)	Information. The Company shall make and keep available public information, as such term is contemplated by Rule 144 under the Securities Act until all Warrant Shares have been sold pursuant to Rule 144 or under a Registration Statement.

(e)	Notwithstanding anything to the contrary in this Section 9, the Company shall not be required to file any Registration Statement or amend any Registration Statement, if such filing or amendment would impair the ability of the Company to effect a primary registered sale of its Common Stock or other securities.

10	TERMINATION

This Warrant (and the right to subscribe for Warrant Shares upon the exercise hereof) shall terminate upon the earliest to occur of the following (the “Expiration Date”):

(a)	_____________ 2026, being ten (10) years after the date of the issuance; or

(b)	a Change of Control (as defined below) of which notice has been sent to the Holder in conformity with Clause 11.1. provided that the Holder prior to closing of the transaction constituting such Change of Control (i) has failed to give notice that it wishes to exercise the Warrant or (ii) has given notice that it does not wish to exercise the Warrant.

11	CHANGE OF CONTROL

11.1	The Company will notify the Holder of any proposed Change of Control at least twenty (20) Business Days prior to the expected closing of the transaction constituting such Change of Control by completing the form set out in Schedule 2 (a "Change of Control Notice")

11.2	A "Change of Control" means:

(i)	any sale, transfer or other disposition to another company of all or substantially all of the Company’s assets;

(ii)	the sale of shares of the Company resulting in more than 50% of the voting power of the Company or of the surviving entity being vested in persons or entities other than the persons or entities who own 50% or more of the voting power of the Company immediately prior to the effectiveness of such transaction; or

(iii)	a merger or consolidation of the Company resulting in more than 50% of the voting power of the Company or of the surviving entity being vested in persons or entities other than the persons or entities who own 50% or more of the voting power of the Company immediately prior to the effectiveness of such transaction;

(iv)	a voluntary liquidation of the Company; or

(v)	a legal demerger of the Company resulting in more than 50% of the voting power of the Company or of the demerging entity being vested in persons or entities other than the persons or entities who own 50% or more of the voting power of the Company immediately prior to the effectiveness of such transaction.

11.3	If the Holder intends to exercise its Warrant in the event of a Change of Control, the Holder shall have the option to exercise this Warrant to receive, to the extent legally and practically possible, the relevant pro rata part of the cash or other assets comprising the proceeds of the Change of Control, if any, that it would have acquired (whether directly or indirectly) had it exercised the Warrant immediately prior to such Change of Control.

12	MODIFICATION AND WAIVER, SEVERABILITY

12.1	Neither this Warrant nor any term hereof may be changed, waived, discharged or terminated other than by an instrument in writing signed by the Company and by Holder.

12.2	In the event any one or more of the provisions of this Warrant shall for any reason be held invalid, illegal or unenforceable, the remaining provisions of this Warrant shall be unimpaired, and the invalid, illegal or unenforceable provision shall be replaced by a mutually acceptable valid, legal and enforceable provision, which comes closest to the intention of the parties underlying the invalid, illegal or unenforceable provision.

13	NOTICES; PLACE OF RESIDENCE

13.1	Any notice or other communication in connection with this Warrant must be in writing in the English language and must be:

(i)	delivered personally; or

(ii)	sent by registered letter,

to the party due to receive the notice or communication at its address set out at the start of this Warrant.

13.2	In the absence of evidence of earlier receipt, any notice or other communication shall be deemed to have been duly given:

(i)	if delivered personally, when left at the address referred to in Clause 13.1;

(ii)	if sent by registered letter, three days after posting it.

13.3	Each party hereto can specify another address to the others by notice in writing.

14	GOVERNING LAW; COMPETENT COURT

14.1	This Warrant shall be governed exclusively by Dutch law.

14.2	The district court of Amsterdam, The Netherlands shall have exclusive jurisdiction in first instance for any dispute which may arise in connection with this Warrant. For the avoidance of doubt, Dutch law applies to this Section 14.2.

[The remainder of this page has been left blank intentionally]

Affimed N.V.

______________________	______________________

By:	By:
Title:	Title:

Silicon Valley Bank

______________________	______________________

By:	By:
Title:	Title:

SVB Financial Group, for the purpose of clause 6.3

______________________	______________________

By:	By:
Title:	Title:

_______________________

___________________

Schedule 1	Form of Warrant Exercise Notice

Affimed N.V.

Im Neuenheimer Feld 582 D-69120 Heidelberg Germany

Date: [    ]

Re: Warrant Exercise Notice Dear Sirs,

Reference is made to the warrant for the subscription of common shares in the capital of Affimed N.V., date [    ] 2016 (the "Warrant "). Terms defined in the Warrant shall have the same meaning in this exercise notice.

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[Exercise in full / payment in cash] [delete if appropriate]

The Holder hereby irrevocable elects to exercise the Warrant in full, to subscribe for all Warrant Shares, being [    ] Warrant Shares, at the Exercise Price. As per the date of this exercise notice, the Holder shall pay the aggregate Exercise Price for the Warrant Shares by wire transfer into the bank account of the Company.

The original of the Warrant is attached to this notice.

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[Exercise in full / payment by reduction of number of Warrant Shares under Clause 1.9] [delete if appropriate]

The Holder hereby irrevocable elects to exercise the Warrant in full, and elects to receive a reduced number of Warrant Shares in accordance with Clause 1.9, leading to subscribing for

[ ] Warrant Shares and paying the nominal value for such Warrant Shares in cash by wire transfer into the bank account of the Company.

The original of the Warrant is attached to this notice.

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[Partial Exercise] [delete if appropriate]

The Holder hereby irrevocable elects to exercise the Warrant in part, to subscribe for [    ] Warrant Shares at the Exercise Price. As per the date of this exercise notice, the Holder shall pay the aggregate Exercise Price for the Warrant Shares by wire transfer into the bank account of the Company.

The original of the Warrant is attached to this notice. Subject to the issue of the Warrant Shares in accordance with the preceding sentence, the Company is hereby requested to issue a replacement Warrant for the remaining Warrant Shares under the Warrant, in accordance with Clause

1.5 of the Warrant.

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[Exercise in full / payment by reduction of number of Warrant Shares under Clause 1.9] [delete if appropriate]

The Holder hereby irrevocable elects to exercise the Warrant in part, and elects to receive a reduced number of Warrant Shares in accordance with Clause 1.9, leading to subscribing for

[ ] Warrant Shares and paying the nominal value for such Warrant Shares in cash by wire transfer into the bank account of the Company.

The original of the Warrant is attached to this notice. Subject to the issue of the Warrant Shares in accordance with the preceding sentence, the Company is hereby requested to issue a replacement Warrant for the remaining Warrant Shares under the Warrant, in accordance with Clause

1.5 of the Warrant.

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The undersigned hereby represents and warrants to the Company as follows:

(a)	The undersigned is an “accredited investor” within the meaning of Regulation D, Rule 501(a), under the Securities Act.

(b)	The undersigned is acquiring the Warrant Shares for investment for its own account, not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution thereof, other than the transfer of shares to an affiliated investment fund under common control with the undersigned. It understands that the issuance of the Warrant Shares has not been, and will not be, registered under the Securities Act by reason of a specific exemption from the registration provisions of the Securities Act, the availability of which depends upon, among other things, the bona fide nature of the undersigned’s investment intent and the accuracy of the undersigned’s representations as expressed herein. The undersigned’s address set forth below represents the purchaser’s true and correct state of domicile, upon which the Company may rely for the purpose of complying with applicable “Blue Sky” laws.

(c)	The undersigned acknowledges that the Warrant Shares must be held indefinitely unless subsequently registered under the Securities Act or unless an exemption from such registration is available. It is aware of the provisions of Rule 144 promulgated under the Securities Act which permit limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions.

Please issue the Warrant Shares in the name of the Holder in accordance with the Warrant and this exercise notice.

Yours faithfully, [name Holder]

______________________ Name:

Title:

Schedule 2	Form of Change of Control Notice

[name Holder] [address Holder]

Date: [    ]

Re: Change of Control Notice Dear Sirs,

Reference is made to the warrant for the subscription of common shares in the capital of Affimed N.V., date [    ] 2016 (the "Warrant "). Terms defined in the Warrant shall have the same meaning in this exercise notice.

We hereby notify you of the following proposed Change of Control: [description of Change of Control]. The closing of the transaction constituting such Change of Control is expected to take place on [closing date].

Please note that the Warrant (and the right to subscribe for Warrant Shares upon the exercise hereof) shall terminate upon occurrence of this Change of Control if prior to closing of the transaction constituting such Change of Control the Holder (i) has failed to give notice that it wishes to exercise the Warrant or (ii) has given notice that it does not wish to exercise the Warrant.

Yours faithfully, [name Company]

______________________ Name:

Title: